UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

June 16, 2010
____________________________

FOREX365, INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

0-53436 (Commission File Number)	84-0290243 (IRS Employer Identification No.)

North Neiwei Road,
Fulaerji District, Qiqihar,
Heiloingjiang, China, 161041

(Address of Principal Executive
Offices and zip code)

(86) 452-6919150
(Registrant’s telephone
number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form 8-K that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements about the Registrant’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Registrant believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Registrant’s current expectations and are subject to certain risks, uncertainties and assumptions. The Registrant’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Registrant on the date hereof, and the Registrant assumes no obligation to update any such forward-looking statements.

Item 1.01      Entry into a Material Definitive Agreement.

On June 16, 2010, Forex365, Inc. (the “Company”), a company incorporated in Nevada, entered into a Share Exchange Agreement (the “Exchange Agreement”) with China Golden Holdings, Ltd., a company organized under the laws of the British Virgin Islands (“China Golden”), the shareholders of China Golden (the “Shareholders”), who together owned shares constituting 100% of the issued and outstanding common shares of China Golden (the “China Golden Shares”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to the Company all of the China Golden Shares in exchange for the issuance of 11,550,392 shares (the “Shares”) of our common stock (the “Share Exchange”). As a result of the Share Exchange, China Golden became our wholly-owned subsidiary and the Shareholders acquired approximately 96.47% of our issued and outstanding stock.

On June 17, 2010, we entered into a securities purchase agreement (the “Purchase Agreement”) with Allied Merit International Investment Inc. (the “Investor”) for the sale of an aggregate of 1,018,868 common shares (the “Investor Shares”), and warrants to purchase 873,315 common shares of the Company, for aggregate gross proceeds equal to $2,500,000 (the “Offering”). In connection with the Offering, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investor, in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) within 60 calendar days of the Closing Date of the Offering to register for resale the Investor Shares and the shares underlying the warrants (which are further described in Item 3.02), and to have the Registration Statement become effective within 150 days of the Closing Date of the Offering.

A copy of the Exchange Agreement is incorporated herein by reference and filed as Exhibit 2.1 to this Form 8-K. The description of the transactions contemplated by the Exchange Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibit filed herewith and incorporated by this reference.

On June 9, 2010, the Registrant’s Articles of Incorporation were amended to effect a 1 for 64 reverse stock split and so that the authorized shares of common stock shall remain at 200,000,000 and the authorized shares of blank check preferred stock shall remain at 10,000,000 with a par value of $.001 per share. The Registrant effected the amendments in connection with the consummation of the transactions contemplated by that certain Share Exchange Agreement pursuant to which the Registrant acquired all of the issued and outstanding shares of stock of China Golden Holdings, Ltd., as previously described in Item 5.01.

Item 2.01      Completion of Acquisition or Disposition of Assets

On the Closing Date of the Exchange Agreement, we consummated the transactions contemplated by the Exchange Agreement, pursuant to which we acquired all of the issued and outstanding shares of stock of China Golden Holdings, Ltd. in exchange for the issuance in the aggregate of 11,550,392 of the Shares to the Shareholders. Information regarding the acquired entity is included below under Item 5.01 Changes in Control of the Registrant.

China Golden, with its subsidiaries, engages in the production and distribution of hybrid seeds and fertilizer products. The Company operates only through its subsidiary, Qiqihar Deli Enterprise Management Consultancy Co., Ltd. (“Deli”), a wholly foreign owned enterprise (“WFOE”) located in Heilongjiang Province of the People’s Republic of China (“PRC”) and incorporated under the laws of PRC. On March 25, 2010, Qiqihar Deli entered into a series of contractual agreements with Qiqihar Fuer Agronomy Inc (“Fuer”), a company incorporated under the laws of the PRC, and its two shareholders, in which Deli effectively assumed management of the business activities of Fuer and has the right to appoint all executives and senior management and the members of the board of directors of Fuer. The contractual arrangements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement, Proxy Agreement, and Option Agreement, through which Deli has the right to advise, consult, manage and operate Fuer for an annual fee in the amount of Fuer’s yearly net profits after tax. Additionally, Fuer’s Shareholders have pledged their rights, title and equity interest in Fuer as security for Deli to collect consulting and services fees provided to Fuer through an Equity Pledge Agreement.(the afore mentioned contractual agreements and the Share Pledge Agreement to be collectively referred to as “Contractual Agreements”) In order to further reinforce Deli’s rights to control and operate Fuer, Fuer’s shareholders have granted Deli the exclusive right and option to acquire all of their equity interests in Fuer through an Option Agreement. As all of the companies are under common control, this has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively.

The Contractual Arrangements are such that Deli, and ultimately the Company, have the ability to substantially influence the daily operations and financial affairs of Fuer, in addition to being able to appoint Fuer's senior executives and approve all matters requiring stockholder approval. The structure of the Contractual Agreements is such that Fuer is effectively a variable interest entity (“VIE”) of Deli. Accordingly, the Company through its wholly-owned China Golden subsidiary and their wholly owned Deli subsidiary consolidates Fuer's results of operation, assets and liabilities in their financial statements.

The Company was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately before the completion of the Share Exchange.  Accordingly, pursuant to the requirements of Item 2.01(a)(f) of Form 8-K, set forth below is the information that would be required if the Company were filing a general form for registration of securities on Form 10 under the Exchange Act, reflecting the Company’s Ordinary Shares, which is the only class of its securities subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act upon consummation of the Share Exchange, with such information reflecting the Company and its securities upon consummation of the Share Exchange.

Item 3.02      Unregistered Sales of Equity Securities

As more fully described in Item 1.01 above, on June 17, 2010, one day after the Share Exchange, we consummated a private offering of 1,018,868 Investor Shares, for aggregate gross proceeds equal to $2,500,000. In addition to the Investor Shares, the Company issued to the Investor warrants to purchase 873,315 shares at a price per share of $2.58. The warrants are for a term of 3-years and have a cashless exercise feature.

The issuance of the Shares and the warrants was exempt from registration pursuant to either Section 4(2) of, or Regulation D or Regulation S promulgated under, the Securities Act of 1933, as amended (“Securities Act”).

A copy of the Purchase Agreement and the Registration Rights Agreement are incorporated herein by reference and filed as Exhibit 2.2 and Exhibit 10.14, respectively, to this Form 8-K. The descriptions of the Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the exhibits filed herewith and incorporated by this reference.

Item 5.01      Changes in Control of Registrant.

On June 16, 2010, we consummated the transactions contemplated by the Exchange Agreement, pursuant to which we acquired all of the issued and outstanding shares of stock of China Golden in exchange for the issuance in the aggregate of 11,550,392 of the Shares to the Shareholders, or 96.47% of the shares issued and outstanding on a fully diluted basis immediately after the merger. The issuance of the Shares was exempt from registration pursuant to either Section 4(2), Regulation D or Regulation S promulgated under, the Securities Act.

Other than the transactions and agreements disclosed in this Form 8-K, we know of no arrangements which may result in a change in control.

No officer, director, promoter, or affiliate has, or proposes to have, any direct or indirect material interest in any asset proposed to be acquired by us through security holdings, contracts, options, or otherwise.

FORM 10 DISCLOSURE

Our Corporate Structure

We were incorporated under the laws of the State of Nevada on February 8, 1984. On June 16, 2010 we entered into a share exchange agreement with China Golden Holdings, Ltd.(“China Golden”), and became its sole shareholder.

China Golden, incorporated in British Virgin Island on November 30, 2009, conduct its business through its wholly owned subsidiary QiqihaDeli Enterprise Management Consulting Co., Ltd.(“Deli”). Through a series of contractual agreements (“Contractual Agreements”) entered into on March 25, 2010, Qiqihar Fuer Agronomy Inc. (“Fuer”) was accounted for as a variable interest entity.

Qiqihar Fuer, established in 2003, is a leading manufacturer and supplier of seeds and fertilizer product in Northeastern China. It aims to become a regional seed giant with up to date development capability of new seeds varieties and vertical integration of materials production and chain store operation. The company diversified its operation by providing quality fertilizers and plant regulator products.

Our corporate structure is described in the chart below:

Description of the Contractual Agreements:

Exclusive Business Cooperation Agreement.  Pursuant to the exclusive business cooperation agreement between Deli and Fuer, Deli has the exclusive right to provide to Fuer general business operation services, including nomination of Fuer’s senior management Under this agreement, Deli owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services. Fuer shall pay consulting service fees in Renminbi (“RMB”) to Deli that is equal to all of Fuer’s profits as defined in the Equity Pledge Agreement. The Agreement is valid for 10 years and can be extended solely with Deli’s discretion.

Equity Pledge Agreement. Pursuant to the Equity Pledge Agreement, Fuer’s Shareholders pledged all of their equity interests in Fuer to Deli to guarantee Fuer’s performance of its obligations under the consulting services agreement. If Fuer or Fuer’s Shareholders breach their respective contractual obligations, Deli, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Fuer’s Shareholders also agreed that upon occurrence of any event of default, Deli shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Fuer’s Shareholders to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that Deli may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. Fuer’s Shareholders agreed not to dispose of the pledged equity interests or take any actions that would undermine Deli’s interest. The equity pledge agreement will expire unless all payments due under the Exclusive Business Cooperation Agreement have been fulfilled.

Exclusive Option Agreement.  Pursuant to the Exclusive Option Agreement, Fuer’s Shareholders irrevocably granted Deli, or its designated person, an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Fuer for the cost of the initial contributions to the registered capital of Fuer or the minimum amount of consideration permitted by applicable PRC law. Deli or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement shall last for 10 years, and shall be renewed at Deli’s election, unless terminated in accordance with this agreement.

Business Overview

Fuer is a leading regional provider of field seeds and fertilizers in Northeastern China. Fuer has a sales network which covers key provinces, cities, counties and towns within the region. Our products can directly reach 3,430 sales outlets through 1,094 distributors. Fuer has 214 staff members and 64 temporary workers, among which 27 are research and technical staff and 75 are with the sales team. The Company has signed contracts with breeding bases of 16,474 acres, with an annual production capacity of 20,000,000 kg. We have two fertilizer production lines, with an annual production capacity of 50,000 tons. Currently, the Company has 4 seed variety rights, 1 product patent application on fertilizer, and over 40 registered trademarks.

The Company had annual revenue growth of 39.07% in 2009 as compared to 2008, and a 25.38% increase in revenue for the first quarter of 2010, as compared to the same quarter of 2009. The Company is expecting future growth by introducing advanced and improved seeds and fertilizer product, and expansion of its network of direct sales stores.

	For the quarters ended March 31,		For the years ended December 31,
	2010	2009	2009	2008
	Unaudited	Unaudited	Audited	Audited
	($ in thousands)		($ in thousands)
Summary of Historical Income
Sales	$15,307	$12,208	$16,168	$11,626
Gross profit	6,317	5,106	6,699	4,761
Net income	$5,032	$3,626	$2,938	$2,053

Highlight Features

Leading seeds provider in northeastern China - Fuer was ranked the 4th largest seed provider in Heilongjiang Province, China in 2006. Since its establishment in 2003, Fuer has been providing quality seeds and fertilizers to the local farmers, and has great brand loyalty in northeastern China, which is one of the most important grain production bases in China.

Diversification in product portfolio - The Company maintains great competitiveness due to its diversified product portfolio among corn, rice and soybean, as well as fertilizers. In the northeastern China, climates are different from region to region and year to year in terms of temperature. The Company provides seed product which can adapt to all major weather conditions in the region, and therefore has strong resistance to changes in climate. Furthermore, our fertilizer products enhance our profitability after the selling season of seed products which effectively reduces the concentration risk within our product portfolio. Production of certain crops among our farmer customers fluctuates greatly from year to year. Our well built product portfolio enabled us to maintain stable profitability through the past years.

Diversified sales channels - The Company was the first seed provider to launch its brand stores in northeastern China. As of March, 2010 we have opened 5 direct sales stores and over 43 franchise stores. The new sales channel will flatten our sales network and boost our profitability. With the help of our branded stores, we are able to provide better sales services and launch more accurate marketing campaigns.

Strong growth potential in China’s agriculture market – Pursuant to the statistics of the Food and Agriculture Organization of the United Nations (“FAO”), China’s seed market ranked 2nd in the world, immediately following the United States. In terms of quantity, seeds consumption in China ranks 1st worldwide. The underlying reason is the low seeds price, and the farmers’ tradition to use harvest crop as seeds for the next cultivation period. The seeds used by farmers are generally inferior to hybrid seeds from providers, as features of the hybrid seeds devolved in their descendants, which made them unprofitable to be grown. We believe it is a great opportunity to enhance profitability by providing quality seeds, and consistent introduction of improved seed varieties.

Abundant acquisition opportunities in the industry - At present, there are over 9,000 licensed seed companies and over 10,000 providers of fertilizer, pesticides, germicides and herbicides in China. Among these enterprises, however, there are less than 100 state owned large companies and regional leading companies, such as Fuer, that has registered capital of over $4.3 million. The small companies controls certain of the regional markets and a few of the regional product patents. As the PRC government encourages the concentration of the industry, there are great opportunities for us to expand our sales and product line by means of acquiring quality companies in target regions.

Product Portfolio

China’s seed market was estimated to be over $4 billion, most of which is the field seeds market. Northeastern China, which consists of Heilongjiang, Jilin and Liaoning Provinces, is one of the most important regions for China’s food safety. In 2008, 30.70% of China’s corn, 40.45% of China’s beans, and 13.56% of China’s rice was supplied by these provinces.

Fuer controls exclusive authorization or patents to provide 10 corn seeds, 19 soybean seeds and 14 rice seeds that adapt to different accumulate temperature zones in Northeastern China. Field seed products contributed to over 79.74% of our total revenue in 2009.

Humic acid fertilizers have multiple functions, which included boosting plant growth, improving soil quality, accelerating crop growth and early ripeness, enhancing crops’ capabilities of cold-resistance, drought-tolerance, saline-alkali-resistance, and resistance to wind and sand, increasing crop yields, as well as improving qualities of fruits and vegetables. Currently, Fuer produces and distributes five types of common and special humic acid foliar fertilizers under brand “Fuer 655” which enjoy a wide market base in Northeast China.

The weather in Northeast China is cold. In spring, this area is frequently hit by cold snaps, resulting in quick and large temperature drops. As seeds lose activity in low temperature, their germination rates will drop greatly. Cold-resistant agents can greatly improve seeds’ resistance to low temperature, increasing germination rates and per-acre yield. Fuer launched the “Qianjinding Series” plant cold-resistance additive, which contains intermediates extracted from Abies sibirica. The additive can improve seeds’ cold-resistance abilities, which can efficiently increase crop yields in high latitude areas and improve the production of out-of-season vegetables in other areas.

In order to enrich our agricultural material products lines, we signed an OEM agreement with Qingdao Fuer Agronomy Pesticide Co., Ltd. in 2006 and consigned it to produce basic pesticide products. Fuer then distributes these products under the “Fuer Brand”. Currently, we are selling 39 types of pesticide products around China.

	Fiscal Year Ended December 31,
Amounts expressed in	2009		2008
USD	Revenue	% of total revenue	Revenue	% of total revenue
Corn seeds	$10,544,282	65.22%	$6,232,071	53.60%
Soybean seeds	1,287,337	7.96%	1,825,048	15.70%
Rice seeds	1,062,094	6.57%	1,317,461	11.33%
Pesticides	247,012	1.53%	271,507	2.34%
Vegetables seeds	419,325	2.59%	100,810	0.87%
Fertilizers	2,308,656	14.28%	1,624,836	13.98%
Plant additives	299,715	1.85%	254,338	2.19%
Total	$16,168,421	100%	$11,626,071	100%

Operation

Sales & Marketing

Sales Team

Our major markets include the provinces of Heilongjiang, Jilin, Liaoning and East Inner Mongolia in China. In 2009, the revenue in these areas accounted for 93% of the Company’s total revenue.  By the end of the first quarter of 2010, we have established 5 wholly-owned stores, 43 franchised stores, and distribute to 1,094 distributors and 3,430 sales outlets in these areas. Revenue from sales to distributors and our franchised stores accounted for approximately 90% of the total revenue. The Company is now trying to set up a strong selling network in the existing markets, extend depth and width of distribution channels, and seek development opportunities in other provinces.

At present, our sales team consists of 75 staff, mainly responsible for developing and maintaining channel relations, managing orders from distributors, collecting distributors’ inventory information, sending latest market information to the Company, drafting and implementing promotion plans in promotion areas, as well as providing post sales services.

Channel

Currently, the Company sells products through distributors, 43 franchised stores, and our sales hall together with 5 stores directly operated by the Company. The Company renews sales agreements with distributors each year. As of March 31, 2010, we provide our product to 1,094 distributors and indirectly to about 3,430 sales outlets all over the country.

We have a 300 square meter sales hall on the first floor of our office building, 5 direct sales stores and over 43 franchised stores in Heilongjiang Province. We provide sales consultants to the stores and offer advisory services and recommendations to farmers.

In March, 2010, the Company started its reformation of existing sales channels by creating a branded store network. There will be two types of branded stores: wholly owned stores and franchised stores. The franchised stores should be decorated according to our unified customer image design and provide unified brand information to farmers. We set sales targets with each franchise store before each sales period. We will provide product to our franchised stores with lower prices, which are determined by our sales department. By April 2010, we had established 43 franchised  stores.

Franchise Stores

In the past, distribution channels of agricultural materials in China were mainly Supply and Marketing Cooperatives set up by the government. After 1980s, these supply and marketing enterprises were gradually privatized. As a number of private enterprises began to do business in this area, market competition was intense and disorganized. In the past 10 years, fake seeds and fake fertilizers that did harm to farmers frequently appeared. In addition, as the distribution channels of agricultural materials are in chaos and the products they sell are of all shapes and colors, farmers are not able to accurately select quality agricultural materials. In addition, we estimate that the channel cost is greater than 40% of the sales price to our end users.

The Company launched its branded store program in March, 2010, aiming at enhancing channel efficiency and brand awareness by downward integration of sales channels. Under the program, we will establish direct sales stores in the most important sales region, and convert our distributors into our franchise store cooperators. At the preliminary stage of our branded store program, we sold our products to the franchised stores at lower prices. The franchised stores are required to concentrate their marketing efforts only on our product, and report its inventory level timely to the Company. We believe our stores will enhance our profitability by reducing cost of sales channel. We will be able to control the terminal sales of our product, and provide a unified product price to our customers. With unified store decoration and integrated marketing efforts, we will be able to attract farmers to join our membership, so as to enhance our brand awareness and loyalty, and maintain a customer database which will enable us to provide post sales services to our target customers.

We have set up 5 direct stores and 43 franchise stores in Heilongjiang Province. We planned to expand our branded stores in Northeastern China.

Target Customers

The Company’s major customer groups for seed products are located in Heilongjiang, Jilin and Northeast Inner Mongolia. These customers primarily plant corn, rice and soybean. These farmers are scattered in various towns and villages. They usually own tens of hectares of contracted land, suitable for using modern farming methods. For these farmers, seed quality is the most important factor in choosing seeds. They are able to afford relatively higher prices. These farmers will also purchase high quality humic acid fertilizers and cold-resistant regulators to increase yields and reduce losses caused by cold snaps in spring.

Farmers usually distinguish seeds quality by indices like germination rate and per-acre yield. But these indices may be easily affected by various natural factors, farming levels and abrupt natural disasters, so farmers mainly rely on products brands, planting results of the previous year and promotions to choose seeds. Farmers are very cautious in selecting crop varieties, so they will not change to other varieties easily. Usually, they will make comparisons between different varieties by trial planting and use the trial results to make planting plans for the next year.

Since 2003, the Company has been providing high quality products and has established a reputation and brand loyalty in Northeastern China. We will continue to extend market reach in bordering provinces and cities with our brand and product advantages.

Pricing

We usually determine our product prices in December and January. When the yearly pricing begins, salespersons from our sales department gather prices of competing products. The Company then established trail prices and sell seeds at the trial prices. The final selling prices will be set after several rounds of trial selling. Usually, once the prices are set, they will not be easily changed.

The Company determines prices of products sold to distributors and at our branded stores. When there are significant changes in supply and demand of seeds, fertilizers and pesticides, the Sales Department will work out a price adjustment plan and implement it with approval of our General Manager for approval.

Seasonality

Winter in the provinces of Heilongjiang, Jilin and Northeast Inner Mongolia is long and cold. Temperature drops to below 0 centigrade from September to October and will not rise to above 0°C until April to May of the next year. Farmers can only plant crops once a year. They usually plant seeds in May and harvest from July to September.

Subject to the cultivation seasonality, we purchases raw seeds from our contracted seed breeders from late November till next January, and produce our seed product in the same period. Sales of the seed product to our distributors are from late December until the next March or April. Generally, we render our distributors with credit periods of 30 days.

Our fertilizer, pesticides, germicides and herbicides products are sold from late March until June. We start our production of fertilizers and forward our orders for pesticides, germicides and herbicides one month before the sales period.

Post-Sales Support

Our salespersons and technical staff regularly promote advanced production management methods, fertilizers and pesticides using strategic communications with product users, help them improve yields. There are two regular professional staffs working on our sales supporting hotline. In peak season, the Research and Development Department will send 5 to 8 technical staff to work on the hotline 24 hours a day. Meanwhile, these service staffs also help users by answering all types of questions on our website.

Advertising & Promotion Strategies

We make advertising and publicity plans, and on-site marketing plans for the coming year in November. We launch marketing campaigns shortly before our sales period begins.

Send Publicity Materials - We make tailored publicity newspapers, books and periodicals to different markets, building Fuer Brand by promoting advanced agricultural philosophy. Our Publishing Department is responsible for collecting or writing articles on agricultural information and techniques, and spreading Fuer’s advanced agricultural concepts to consumers. We publish newspapers, books and periodicals every November. Leaflets will be directly sent to local farmers by salespersons, while newspapers and periodicals will be sent to sales outlets through distributors for farmers to read.

Advertisement - We usually launch large-scale advertising campaigns in “golden hours”, which is generally from 19:00 to 22:00 in each day, on local television channels of key sales areas from November to June. We invite well-known rural actors as our products spokesperson and have received good market feedback. As of December 31, 2009, our advertising expenses accounted for 0.54% of total sales revenue of the year.

Conference Marketing - The Sales Department regularly sends a professional team to attend key exhibitions of the industry, and establish relations with national large-scale enterprises and key clients. In 2009, we attended many seeds exhibition and selling meetings.

Activity Marketing - The Company holds marketing activities in key areas every sales season. The activities will be planned and carried out by local business managers. Activities include discounts, professional lectures and outdoor exhibitions.

Research & Development

Fuer has cooperative relationships with a number of research academies and institutes and has a priority to purchase their research achievements involving seeds. We cooperate with over 10 agricultural academies and institutes, including Heilongjiang Academy of Agricultural Sciences, Qiqihar University and Heihe Agricultural Institute. Meanwhile, we have invited Professor Su Jun, Deputy Dean of the Heilongjiang Academy of Agricultural Sciences, and Mr. Ding Dong, Head of Heilongjiang Inspection Center of Fertilizers, Pesticides, Germicides, and Herbicides, to serve as our technology consultant for research on new seed varieties and fertilizers.

So far, Fuer has set up a sound process for purchasing seed variety rights. Every quarter, our Research and Development Center regularly communicates with the aforesaid academies and institutes to keep abreast of new seeds development projects and obtain firsthand lab data. The Vice Manager of the Research and Development Center will then carry out evaluations on seeds that will pass assessment on provincial level, and submit a detailed Seed Variety Purchase Plan to the Assessment Committee based on the Seed Variety Rights Purchase Plan made by the General Manager. The detailed purchase plan shall be strictly carried out after approval by the General Manager.

In 2005, Fuer began to conduct research and development on hybrid corn by optimization of seed-parent line development. In the following two years, we developed our Fudan No. I, II, III Corn, which have been examined and approved in Heilongjiang Province and recognized in neighboring provinces. Our independent research and development of hybrid seeds is conducted in accordance with traditional hybrid procedures, with the parent plant provided by the national or local seeds reserve centers.

We modify humic fertilizer formulas for crops of different production conditions in different stages. Our Marketing Department and Fertilizers Production Department screen potential market opportunities and set Research and Development targets based on feedback from our sales person; the Fertilizer Technique Division will be in charge of preliminary research and development. New fertilizer varieties will be put into trial production after examination; we will start large-scale distribution after the field test. Limited by plant growth periods, the whole process can be finished within 6 to 8 months.

Production

Seeds

We adopt the “Company + Farmer” Mode and conduct production through farmers who have signed contracts with us. When we sign contracts with these farmers, we introduce them to purchase seeds for breeding from qualified agricultural institutes. When the crops are mature, we will make arrangements to purchase seeds they have produced. Farmers will bear the delivery cost. We process the raw seeds for sale in accordance with our production plan. During growth period and flowering period, we regularly send technical staffs to monitor the growing situations of crops in each production field, and provide timely technical guidance to farmers. We require our technical staffs to provide timely guidance to farmers on problems appearing during crop growth and recommend our fertilizer and pesticide products to farmers. In 2009, our contracted production fields reached 16,474 acres, together with a production capacity of approximately 16,087 tons.

Fertilizers

Our production line can produce 3,000 tons of liquid fertilizers and 50,000 tons of solid fertilizers every year. By establishing and implementing strict operating rules, we have reduced impact of human factor on products quality. Key production processes are monitored closely by our technicians.

The Market

Grain Supply Pressure Challenges China’s Strategic Security

Decreasing Arable Land and Increasing Population Threatens China’s Grain Supply

China has the largest population in the world. As of July, 2009, China’s population reached 1.339 billion (excluding the population of the Hong Kong and Macao Special Administrative Regions and the Taiwan Province), or 22% of the world’s population. China’s overall population density is 139 persons per square kilometer, far higher than that of the USA, whose overall population density is 33 persons per square kilometer.

According to data provided by relevant government authorities, China’s population increased by 54 million or 4.21% from 2002 to 2008. The 11th Five-Year Plan shows: China’s total population will be controlled at 1.37 billion in 2010 and 1.46 billion in 2020; and China’s population will reached the peak of about 1.5 billion in around 2033. By then arable land per capita in China will decrease to 0.21 acre.

In the past five years, China's annual grain consumption was about 500 million tons. China’s grain consumption in 2009 is estimated to be 525 million tons. It is forecasted that annual grain consumption will surge to 580 million tons in 2033, when gain production will be 501.6 million tons. In recent years, the increasing speed of grain output is slower than that of grain consumption.  ..

China’s arable land is only 7% of the world’s arable land. According to statistics, China’s arable land stood at 321.4 million acres in 1996, ranking fourth in the world, only lower to the United States, Russia and India. However, according to the FAO, China’s arable land per capita is only 0.23 acre, which is 19.83% of the United States and 85.57% of India, ranking  110 among more than 190 nations in the world. Due to agricultural restructuring, returning cultivated land into forest and grass projects, damages from natural disasters and nonagricultural construction purposes, arable land is decreasing each year. As per the National Statistic Bureau of China, the total arable land in 2007 had decreased to 300.8 million acres, with annualized rate of 0.6%.  Arable land per capita decreased to 0.22 acre, only 40% of the world average.

Increase in Grain Output relies on extensive use of fertilizers and improvement of hybrid seeds.

China has been relying on extensive consumption of resources to sustain its grain supply. In 2007, fertilizer consumption per hectare reached 0.34 ton, a 26.83% increase as compared with 2000 and 192.03% increase as compared with 1990. It is estimated rice production consumed over 50% of water resources in China. As fertilizers are made from fossil energy and other minerals that are not renewable, supply of fertilizers is threatened by decreasing resources, which will fundamentally strike China’s grain supply. Due to fertilizer residues accumulation, soil condition deteriorated year by year. The extensive use of fertilizers also results in contamination of river and lakes, causing serious ecology disasters.

According to FAO, the world average of 25% increase in grain output per acre was contributed to by improved seeds, while this ratio reached 40% in certain developed countries. Therefore introducing new seed varieties is the only way for China to sustain its food supply.

Seeds market ranked 2nd in the world, but still has great potential

Scale of China’s seed market fluctuated around 12.5 million tons or $4.39 billion, which is 200% of US seed market in terms of volume but 50% in terms of dollar amount of market scale. Compared with developed countries, China’s seed market is promising because:

Consumption of commercial seed products is still far below world average - According to FAO, over 70% of seeds used in the world were commercial seed products. In the developed countries, this rate would even surpass 90%. In China, however, only 38.5% of seeds used were provided by commercial seeds producing companies, while the remaining 61.5% was satisfied by seeds bred by the individual farmers, which is inferior as compared with commercial seeds.

Low seed price – Low seed prices were primarily resulted from out of date hybrid seed products. As patent of such products expire, small seed companies are willing to produce such product and then compete with low prices. In contrast, with its exclusive product line, Fuer provides its quality seed products at price higher than industry average. We believe it is quality rather than price that is the most important feature in competition.

Staled production method – Low seed prices also result from staled seed processing techniques. At present, few companies in China are able to control quality of every single kernel of its products. The processing technique directly leads to lower germination rate as compared with production from the world’s leading seed companies.

Barrier of entry for foreign seed giants – According to the legislation of PRC, a foreign entity or person  is only approved to hold 49% of any field seed provider. New seeds introduced from foreign enterprises are subject to trial test for 5 to 8 cultivation periods, which is about 3 to 4 years.

Summary of China’s Field Crops Production

Farmers with cultivation rights are the main forces in China’s agricultural industry. According to statistics given by National Bureau of Statistics of the PRC, the planting area of grain crops in China was 245.62 million acres with rice, wheat, corn and soybean taking up 26.67%, 22.13%, 24.21% and 12.98% respectively.

From 2003 to 2007, the planting areas of all major grains increased. The planting area of corn increased the most. As corn is widely used as food and feed and has vast application prospect in bio-diesel, the planting area of corn increased 22.48% from 2003 to 2007. Increased due to the increasing domestic demand for grain, the planting area of rice and wheat grew by 9.10% and 7.84%, respectively. As China’s population keeps growing and demand for grain keeps increasing, the planting areas of the aforesaid crops will continue to increase.

Our major seeds include corn, rice, soybean and vegetables, primarily distributed in Heilongjiang and Jilin Province. According to the State Bureau of Statistics, the planting areas in these two provinces are:

Planting Areas of Major Grain Crops in Heilongjiang & Jilin in 2007（Unit：thousand acres）

	Rice	Wheat	Corn	Soybean
Jilin	1,628	14	7,222	1,529
Heilongjiang	5,908	590	8,881	10,686

Corn

Corn is the second largest grain in China. Its planting area in 2007 is 29.48 million hectare and its annual production volume has reached 150 million tons. Both the planting area and production volume rank No. 2 in the world. The main production areas of corn in China are Heilongjiang, Jilin, Liaoning, Inner Mongolia, Hebei, Henan and Shandong Provinces. The downstream industry chain of corn is long, covering planting, breeding, food, chemical engineering and pharmaceuticals. FAO statistics shows that about 69% of corn in China is used as livestock feed in 2007. In developed countries, this can be as high as 80%. Corn is essential in development of the livestock industry. In recent years, the total volumes of corn for food and corn for feed have been growing steadily, thanks to the prevalence of bio-diesel techniques and other corn deep-processing technologies. In the past ten years, corn price in China increased continuously as the application area of corn gradually grew and market demand for corn has steadily increased.

Farmers in Northeast China plant crop once a year. The planting area in Heilongjiang, Jilin, Liaoning and Inner Mongolia totaled 10,748,300 hectare, 36.46% of the national area in 2007. Corn yields were 55,651,400 tons, 36.54% of the national volume.

Rice

The planting area of rice takes up approximately 26.67% of the total planting area for grains in China. The volume of rice production takes up 50% of the total production volume of grains. Rice accounts for more than 50% of commodity grains. In 2007, the planting area of rice reached 28,918,800 hectare, production volume reached 186 million tons. The consumption of rice was about 178 million tons, among which 147 million tons was used for feed. The Chinese government purchases rice from farmers every year and sets minimum purchase price. With growing prices and increasing incomes, the government has raised the selling price for rice for several times in the last six year. Farmers have more and more enthusiasm for planting rice.

Heilongjiang Province is one of the important and best quality rice planting areas in China. Farmers plant late rice once a year. Farmers in Jilin and Liaoning also plant rice. The plant area of rice in the three northeastern provinces was 3,583,700 hectare, 12.39% of the total planting area in China. The production volume in these three provinces was 22,420,200 tons, 13.02% of the national volume.

Soybean

Soybean is a traditional Chinese food, usually used for making various soybean products, soybean oil, sauce and protein. Soybean residue or powder can also be used as feed for livestock. In 2007, the total volume of soybean production in China was 17,200,000 tons. China’s soybean industry is threatened by low-priced genetically modified soybeans from the United States. According to statistics provided by the General Administration of Customs, the soybean import volume was 30,820,000 tons, which was 1.79 times the total domestic production volume in 2007. The soybean import volume surged to 42,550,000. As the soybean planting and processing industry has been controlled by foreign enterprises, the China Soybean Industry Association applied to the State Council for protecting domestic soybean planting industry. If the government passes policies to protect soybean industry, soybean production volume will steadily recover.

Heilongjiang Province is the main soybean production area in China. In the northern part of Heilongjiang and Inner Mongolia Province, soybean is the only applicable field crop. Farmers plant soybean once a year. In 2007, the planting area of soybean reached 4,099,400 hectare and the total production volume was 4,426,700 tons, 25.73% of the national volume.

Industry Policy & Regulation

Agricultural Material Industry Policy

The Chinese government pointed out in the National Grain Security Program for Medium and Long-Term (2008-2020) to guide and encourage agriculture-related enterprises and farmers cooperative economic organizations to conduct technological innovation and promotion activities, actively providing technology services to farmers. The government also put forward the “Seed Project” to enhance the improvement of seed varieties and increase efforts in breeding quality seeds, vigorously promoting the development of seed Industry. The government will provide subsidies to large seed companies through tax preference and policy-related loans to improve their competitiveness in competing with international seed giants.

In addition, the Ministry of Agriculture made it clear in the Opinion on Deepening the Promotion of Rural Reform and Innovation of Agricultural Operation System that the government will encourage the development of new agricultural materials distribution model, i.e. chain store retailing system. The Opinion clearly points that China will develop agricultural chain stores with great efforts to change the chaotic situation in agricultural materials distribution channels, reduce prices of agricultural materials, ensure quality of agricultural materials, and enhance government’s supervising abilities in the circulation link of agricultural materials.

New Seed Varieties Approval Policy

The Chinese government has been implementing strict control over the seed industry. Every new seed variety has to be examined and approved by relevant state or provincial government authority before it is approved to be sold in the market. A seed variety which has been approved in one province can only be sold within that province. Seed products must gain approval from other provinces before it can be sold in these provinces. A seed variety can be sold nationwide after it gains state-level approval. The examining and approval process usually takes 5 to 8 crop-growth periods.

Genetically modified crops not only need to obtain the aforesaid approval, but also need to get production approvals from the Security Management Office of Gene Modification of the Ministry of Agriculture.

Chinese distributors of seed products from other countries have to apply to the Ministry of Agriculture for approvals. The examination and approval process is the same as that of seeds.

Summary of Humic Fertilizers Market in China

According to the National Bureau of Statistic of China, in the past three decades, China relied greatly on fertilizers to boost grain yields. In 2005, the production volume of fertilizers in China reached 48,300,000 tons, accounting for 33% of the world’s volume. It is predicted that the total production volume of fertilizers in China will surge to 50 million tons by 2015. From 1980 to 2007, annual consumption of fertilizers increased from 12,694,000 tons to 51,078,000 tons, representing a growth rate of 302.38% and a compound annual growth rate of 5.10%.

Compared with traditional fertilizers, compound fertilizers contain more nutrients and little accessory constituents and own fine physical properties, which are very important in balancing fertilization, improving fertilizer use efficiency, and ensuring high and stable yields. From 1980 to 2007, annual consumption of compound fertilizers increased from 272,000 tons to 15,030,000 tons, representing a compound annual growth rate of 15.41%. Currently, compound fertilizers consumption accounts for 29.43% of all fertilizers consumption. It is predicted that demand for compound fertilizers will reach 25 million tons in 2015. We estimated that the market scale of compound fertilizers would reach $50 billion in 2009.

Because traditional fertilizers have been used for a long time, the quality of arable land in China keeps declining. Soil crust and decrease in soil quality have become key factors that restrict grain yields growth in China (National Grain Security Program for Medium and Long-Term (2008-2020)). According to information provided by the Organization for Economic Co-operation and Development in 2006, China’s government invested 1.6% of the Gross Domestic Product into environmental protection, including improving agricultural environment. The government was also considering providing subsidies to farmers in order to encourage farmers to adopt advanced agricultural production materials and improve farming techniques.

Humic acid compound fertilizer, humic acid and its related products have multiple functions. Farmers can increase crop yields with small amounts of foliar fertilizer and water flush fertilizer, both based on humic acid. Foliar fertilizer and water flush fertilizer can effectively reduce consumption of traditional fertilizers, alleviate soil crust, decrease the remaining amount of unused Nitrogen, Phosphorus and Potassium in soil, and meanwhile improve fertilizers efficiency, crops’ drought resistance ability, as well as products quality.

Industry Overview:

Seed Industry in China is Highly Fragmented

China’s seed industry is extremely fragmented. According to statistics, there are over 9,000 licensed seed companies. But less than 100 of them are deemed as scaled seed companies with registered capital greater than $4.3 million. The seed providers can be divided as:

Small seed companies distribute their products within cities.  Such companies control few seed patents and a regional distribution network. Such companies are not able to maintain sufficient control of product quality, and they are mostly low priced competitors. In 2006, the government enhanced entrance barrier to the seed industry by raising registered capital of existing companies and new companies to $73,000. We expect this trend will be continued in the future.

Scaled seed enterprises in China mainly sell seeds which have been improved by using hybrid techniques. Especially in the field crops, most seeds used for planting are seeds improved through hybrid. These large-scale enterprises, such as Fuer have the ability to obtain new hybrid seed patents, and effectively control product quality.

International seed companies are only permitted to control 49% interest in any entity that engages in production of field seeds. Their selling of seeds is conducted mainly through joint ventures with the scaled seed companies. They are only competing with hybrid products, as China prohibits sales and distribution of genetically modified field crop seeds.

Disintegration of research and distribution

At present, most improvement and research on new seeds is conducted by state owned institutions. The institutions were targeted at inventing plants that fit for local agricultural conditions. Few Chinese companies are able to research on their own. Generally all product patents in China are purchased form research institutions. The companies purchase such patent by auction or provide cash support to the researchers. The barrier between research and distribution hampers conversion from patent to product, as well as improvement of the seed industry.

The Company has maintained steady cooperation with local institutions, such as Heilongjiang Academy of Agriculture Science and Heihe Institution of Agriculture. We will subsidize the research program if feasibility is established, in exchange for preemptive and price rebates of the patent or long term exclusive franchise rights over the new seed variety.

Field Seed Market of northeastern China

Agriculture production in northeastern China differs greatly from other regions. Crops are planted and harvested once a year. The region is divided into different zones according to temperature and rainfalls. Heilongjiang, the largest and the most important agricultural province in the region, is divided into 6 accumulated temperature zones. Accumulated temperature is calculated by adding the average temperatures of each day when the daily average temperature is higher than 15 centigrade.  Zones 1-3 represents south part of the province, and are fit for corn and rice. Zone 4, represents the north part of the province, and are fit for growth of soybean and certain corn varieties. Zone 5-6, where accumulated temperature is lower than 2,000 centigrade, is fit for growth of soybeans. Temperature zones are not always the same. In some years, when the weather is colder than average years, farmers in southern zones would be forced to cultivate the crops which are applicable for higher temperature zones. Companies that do not have a broad product portfolio would be adversely affected by changes in climate, and fluctuation in production of certain field crops.

Genetically Modified Crops in China

At present, China prohibits production and distribution of genetically modified crops. The Chinese have been adverse toward genetically modified crops (“GM crops”). People are more suspicious about safety of the GM crops since 2 GM corn varieties were granted safety license in November, 2009. With regards to the short history of GM crops, there are no clear results about safety of the GM crops to humans and nature. In the United States and Europe, GM crops are not allowed to be made directly edible for human consumption.

However, as China’s pressure for maintaining food supply and the diminishing potential of hybrid technology continues, it is certain the government will open a window for GM crops in the future, but have not in the recent past years.

The Humic Fertilizer Industry

Producers of compound fertilizers including plant nutrition regulators are mainly traditional fertilizers producers. China’s fertilizer industry is very fragmented. As of 2007, a total of 2,800 enterprises have reported to the Ministry of Agriculture for record, among which 164 are humic acid producers. The majority of these humic acid producers produce fertilizers in traditional workshops, which cannot guarantee products quality. Many companies even do not have compound fertilizer production licenses and fertilizer registration certificates. We believe that most products in the current market are not able to provide the targeted solutions for different growth phases of crops, which is not effective in increasing yields. As China strictly controls import and export of fertilizers, large international fertilizer companies have not entered into China’s seed market.

Strategy

Enhancing Cooperative Research and Development and Purchase of Seed Variety Rights:

We are planning to intensify our communication and cooperation with our existing partner agriculture research institutes and such institutes in other provinces. We intend to become more active in participating in research programs of hybrid seeds that fits our target market and the buyout of the outcomes as we expand to other provinces in China.  We are also determined to build our own research team with the latest knowledge of breeding new field seeds.

Expanding Network of Our Branded Stores

In the next 3 years, we intend to focus our sales channel on our new direct stores and enroll more franchised stores in our market, so as to enhance our profitability and customer loyalty. We will establish customer membership and databases to trace the habit of each customer for more accurate marketing efforts and improve customer service. We believe this business will make use of our existing advantages in quality products and well known brands, and create advantages in integrated and controlling sales network.

Participating in Research of GM Crops and Build our Own Research Team

The Company has been aware of the future trends that GM crops will be accepted by the Chinese government. As current efforts of GM seeds are concentrated on the seeds for southern part of China, we will seek opportunities to cooperate with universities and institutes to develop GM crops that adapt to the climate in northeastern China, especially in the Heilongjiang Province to solidify our leadership in this market.

Acquiring Quality Seed and Fertilizer Enterprises

We believe seed patent and brand awareness are the only important factors for us to solidify our market share and enter into new provincial markets. We will seek to acquire companies with product patent or distribution channels that fit our expansion plans. We are also seeking to privatize local agricultural research institutes to enhance our research and development capabilities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Certain statements made in this report may constitute “forward-looking statements on our current expectations and projections about future events.” These forward-looking statements involve known or unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases you can identify forward-looking statements by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based on our current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this report, and we assume no obligation to update these forward-looking statements whether as a result of new information, future events, or otherwise, other than as required by law. In light of these assumptions, risks, and uncertainties, the forward-looking events discussed in this report might not occur and actual results and events may vary significantly from those discussed in the forward-looking statements.

Overview

We are a leading Chinese agricultural material company providing quality hybrid corn seeds, soybean seeds, rice seeds and fertilizer product to farmers in the northeastern China, which is the most important agriculture region in the country. Through our 1,094 distributors and 3,430 outlets, we distribute our products to 58 million farmers located in Heilongjiang, Jilin, and northeastern Inner Mongolia and to the rest of China. Our seed products are breed with our exclusively contracted breeders in Heilongjiang, Jilin, and northeastern Inner Mongolia.

Historical Developments

Since establishment, we have endeavored to develop new products. In 2005, we purchased a humic fertilizer patent from China Institute of Agriculture, and have developed a series of products based on the patent that adapt to different environment and soil conditions in different area of northeastern China. In 2007, we participated in the China Spark Program, a plan for developing new agricultural techniques and product lead by the Ministry of Science and Technology of PRC, and invented cold proof additives for seeds. The additive will be launched in 2010.

During the past 7 years, Fuer has been diligent on product quality and successfully elevated our brand reputation and attained a solid customer base. We were granted “the Most Respect Enterprise Award” in 2007 by the China Academy of Humic Acid Industry. In 2008, we were certified under ISO 9001 and 14001.

In Jan 2010, the Company was recognized as a “High-tech Enterprise” by the state government, which entitled us to favor upon enterprise income tax.

Factors Affecting our Results of Operations

Shrinking Arable Land and Growing Population

China is facing great stress upon its food supply. Arable land in China is shrinking as a result of construction of buildings and basic facilities, desertification, soil pollution, and urbanization. Nevertheless, Chinese population is expecting to keep rising until 2033, reaching 1.5 billion people. China has to lean on extensive use of fertilizer and high yield hybrid grain seeds to maintain sufficient food supply.

Great Potential in the Seeds Market

Farmers in China use a great portion of seeds from the output of previous year for the need in the next year. According to National Bureau of Statistics of China, in 2008, only 38.5% of seeds used were supplied by seeds companies, compared to world average of 70% and over 90% in developed countries, which creates a market of $4 billion. Additionally, seeds price in China are generally 5 to 8 times the grain price, compared to 15 to 25 times in the developed countries.

Low Industry Concentration and Abundant Acquisition Opportunities

At present, the seed products are supplied by over 7,000 seeds providers, a great majority of which are low scale and do not control up to date seed patents. Seeds market concentration is far below the developed countries. Historically, the government of China has raised entrance barrier for seeds companies by means of registered capital threshold. The movement has created great merger and acquisition opportunities. We believe this trend will continue in the future.

Adverse Attitude Toward Genetically Modified Seeds

Though years have passed since genetic modification technique were adopted in seed production, safety of genetically modified grain is still unproved. It is estimated that cultivation of genetically modified plant would impact gene stability of surrounding natural plants, and the health of creatures that eat them. At present, both the EU and the United States have not approved genetically modified crops edible for humans. Though 2 varieties of genetically modified corn seed was granted Safety Certificates from Committee of food safety of the Ministry of Agriculture of the PRC, they still await for further approvals for commercial selling, as clarified by the state authority. It still takes years for genetically modified grain to be accepted by customers.

Ongoing Urbanization and Growing Disposable Income Boost Demand For Meat and Corn.

In China, urban residents consume more meat products than rural residents per capita. With urbanization in the past decade, meat output has increased with compound annual growth rate of 1.17% from 2000 to 2007. Corn is the most widely used among grains for feeding poultry and livestock, for it accumulates more carbohydrate with more efficient photosynthesis process. Therefore grain production increased with compound annual growth rate of 4.63% in the same period. It is reasonable that corn cultivation will continue growing in the future as China’s urbanization rate and disposable income grow.

Results of Operations

The following table sets forth certain information regarding our results of operations.

	For the Quarters Ended March 31,		For the Years Ended December 31,
	2010	2009	2009	2008
	Unaudited	Unaudited	Audited	Audited
	($ in thousands)		($ in thousands)
Statements of Operations Data
Sales	$15,307	$12,208	$16,168	$11,626
Cost of goods sold	8,990	7,102	9,469	6,865
Gross profit	6,317	5,106	6,699	4,761
General and administrative	285	178	1,342	833
Sales and marketing	123	60	1,346	1,119
Operating and administrative expenses	408	238	2,688	1,952
Income from continuing operations	5,909	4,868	4,011	2,809
Other income (expenses)	10	(33)	(78)	(63)
Income tax expenses	887	1,209	995	693
Net income	$5,032	$3,626	$2,938	$2,053

Year Ended December 31, 2009 compared to December 31, 2008

Sales

Our sales consist primarily of revenues generated from sales of corn seeds, rice seeds, soybean seeds, fertilizers and agricultural chemical products. Sales increased by approximately $4.54 million, or 39.07%, from approximately $11.63 million in 2008 to approximately $16.17 million in 2009.  This increase was primarily attributable to expanding our market areas and distribution network throughout Northeastern China, increased demand for our corn seed products and strong market acceptance of our products. In addition, our inventories increased approximately $1.26 million, or approximately 19.52%, from approximately $6.46 million as of December 31, 2008 to approximately $7.72 million as of December 31, 2009. This increase was primarily attributable to increased production in accordance with the seed breeding plan made in the second quarter of 2009 and production plan of fertilizer and germicides, pesticides, and herbicides to meet the growing demand for our products.

The following table sets forth information regarding the sales of our principal products during the fiscal years ended December 31, 2009 and 2008:

	2009			2008
Product name	Quantity	Amount	% of	Quantity	Amount	% of
	(Kg’000)	($’000)	Sales	(Kg’000)	($’000)	Sales
Corn Seeds	10,758	10,544	65.22%	6,600	6,232	53.60%
Soybean Seeds	1,418	1,287	7.96%	1,775	1,825	15.70%
Rice Seeds	1,402	1,062	6.57%	1,672	1,317	11.33%
Vegetable Seeds	293	419	2.59%	31	101	0.87%
Fertilizers	4,142	2,309	14.28%	3,664	1,625	13.98%
Plant Regulators	574	300	1.85%	516	254	2.18%
Germicides, Pesticides and Germicides	418	247	1.53%	605	272	2.34%

The fluctuation in average sales price per kilogram of corn seeds, soybean seeds and rice seeds, as reflected in the table, is relatively small and primarily attributable to the market competition and demand for the products. As vegetable seeds differ greatly from each other, average selling price decreased drastically as more vegetable seeds product with low unit price was sold during 2009. Average selling prices of fertilizers, plant additives, germicides, pesticide and herbicides are generally caused by increase in sales of high margin product. The following table shows sales price per kilogram by product for 2009 and 2008 and the percentage change in the sales price per kilogram.

	Average Price Per Kilogram		Percentage Change
Product	2009	2008
Corn Seeds	$0.98	$0.94	3.80%
Soybean Seeds	0.91	1.03	(11.72)%
Rice Seeds	0.76	0.79	(3.83)%
Vegetable Seeds	1.43	3.26	(56.11)%
Fertilizers	0.56	0.44	25.69%
Plant Regulators	0.52	0.49	6.18%
Germicides, Pesticides and Germicides	$0.59	$0.45	31.43%

Cost of Goods Sold

Our costs of goods sold consist primarily of direct and indirect manufacturing costs, including production overhead costs, shipping and handling costs for the products sold.  Cost of goods sold increased approximately $2.60 million, or 37.93%, from approximately $6.87 million in 2008 to approximately $9.47 million in 2009.  This increase was primarily attributable to the increase in sales volume, as we enhanced sales promotion in the form of price rebates.

Operating and Administrative Expenses

Our total operating expenses consist primarily of sales and marketing expenses and general and administrative expenses.  Our total operating expenses increased by approximately $0.74 million, or 37.70%, from approximately $1.95 million in 2008 to approximately $2.69 million in 2009.

Sales and Marketing.  Our sales and marketing expenses consist primarily of transportation expenses, advertising expenses, year-end bonus for sales team, and other overhead expenses incurred by the Company’s sales and marketing personnel.  Sales and marketing expenses increased approximately $0.23 million, or 20.26%, from approximately $1.12 million for 2008 to approximately $1.35 million for 2009.  This increase was primarily attributable to (i) an increase of approximately $0.18 million, or 51.03%, in transportation cost as volume of product sold to distant area increased, (ii) a decrease of approximately $0.13 million, or 59.36% in advertisement expenses as we eased advertisement campaigns in Heilongjiang province and increased in spending for advertisement in Jilin Province, while we provide lower product prices to our Heilongjiang distributors, and (iii) an 0.10 million increase, or 22.56%, in year-end bonus for our sales team as our net income grows. Sales and marketing expenses are likely to increase as we continue expanding our distribution network throughout northeastern China, and commencement of our chain retailing business, and more advertisement campaign seeking to increase our market share and awareness of our high quality products.

General and Administrative. Our general and administrative expenses consist primarily of salary, and allowances for receivables, and professional service fees.  General and administrative expenses increased approximately $0.51 million, or 61.24%, from approximately $0.83 million for 2008 to approximately $1.34 million for 2009.  This increase was primarily attributable to and an increase of approximately $0.32 million in allowance for receivables.  General and administrative expenses are likely to increase as we continue to expand our production, sourcing capacity, and distribution capacity throughout northeastern China.

Allowances for Receivables

We evaluate balances of account receivables and other receivables at the end of each quarter, and make allowances. Allowances for receivables increased by approximately $ 0.32 million, which results from our extension of a longer credit period with our distributors to promote our sales,

Income from Continuing Operations

As a result of the foregoing, our income from operations increased by approximately $1.20 million, or 42.79%, from approximately $2.81 million in 2008 to approximately $4.01 million in 2009.

Other Income (Expenses)

Our other income (expenses) consists primarily of interest income, interest and finance costs, and other income and expense accounts.  Other expenses increased approximately by $0.02 million, or 24.05%, from other expense of approximately $0.06 million for 2008 to other expenses of approximately $0.08 million for 2009, which is attribute to the loss of disposal of assets recorded in 2009 which is approximately $0.01million.

Income Tax Expenses

We are subject to PRC enterprise income taxes.  Our income tax expenses increased by approximately $0.30 million, or 43.61%, from approximately $0.69 million in 2008 to approximately $1.00 million in 2009.  The increase was primarily attributable to increases in our income subject to PRC tax, and bad debt appropriation of $ 0.32 million which is nondeductible before tax under the PRC tax laws.

Cumulative Currency Translation Adjustments

Our principal country of operations is the PRC and our functional currency is the Renminbi, but our reporting currency is the U.S. dollar.  All translation adjustments resulting from the translation of our financial statements into U.S. dollars are reported as cumulative currency translation adjustments.

For the Quarters Ended March 31, 2010 compared to March 31, 2009

Sales

As compared with the quarter ended March 31, 2009, sales increased by approximately $3.10 million, or 25.39%, from approximately $12.21 million in the first quarter of 2009 to approximately $15.31 million in the same quarter of 2010.  This increase was primarily attributable to expansion of our market areas and distribution network throughout Northeastern China, increased demand for our corn seed products and strong market acceptance of our products. In addition, our trade receivables increased approximately $4.30 million, or approximately 208.16%, from approximately $2.07 million as of December 31, 2009 to approximately $6.37 million as of March 31, 2010. This increase was primarily attributable to cold weather in northeastern China that postponed our terminal sales period and collection of our trade receivables.

Cost of Goods Sold

Our costs of goods sold consist primarily of direct and indirect manufacturing costs, including production overhead costs shipping and handling costs for the products sold.  Cost of goods sold increased approximately $1.89 million, or 26.59%, from approximately $7.10 million in the first quarter of 2009 to approximately $8.99 million in the same period of 2010.  This increase was primarily attributable to an increase in sales volume, as we enhanced sales promotion in form of price debates.

Operating and Administrative Expenses

Our total operating expenses consist primarily of sales and marketing expenses and general and administrative expenses.  Our total operating expenses increased by approximately $0.17 million, or 71.49%, from approximately $0.24 million in the first quarter of 2009 to approximately $0.41 million in the same period of 2010.

Sales and Marketing.  Our sales and marketing expenses consist primarily of transportation expenses, advertising expenses, year-end bonus for sales team, and other overhead expenses incurred by the Company’s sales and marketing personnel.  Sales and marketing expenses increased approximately $0.06 million, or 106.75%, from approximately $0.06 million in the first quarter of 2009 to approximately $0.12 million in the same period of 2010. This increase was primarily attributable to (i) an increase of approximately $0.02 million, or 83.66%, in transportation cost as the volume of distributed product increased, (ii) an increase of approximately $0.03 million, or in advertisement expenses as we launched advertisement campaign in Heilongjiang province to promote product sales, and (iii) approximately 0.03 million establish expenses paid for our 5 direct stores in 2010. Sales and marketing expenses are likely to increase as we continue expanding our distribution network throughout northeastern China, commencement of our chain retailing business, more advertisement campaign seeking to increase our market share and awareness of our high quality products, and opening more direct stores.

General and Administrative. Our general and administrative expenses consist primarily of salary, and allowances for receivables, and professional service fees.  General and administrative expenses increased approximately $0.11 million, or 59.73%, from approximately $0.18 million in the first quarter of 2009 to approximately $0.29 million in the same period of 2010.   This increase was primarily attributable to $ 0.07 million paid for auditing service.  General and administrative expenses are likely to increase as we continue to expand our production, sourcing capacity, and distribution capacity throughout northeastern China, and our compliance with required securities filings and listing requirements.

Income from Continuing Operations

As a result of the foregoing, our income from continuing operations increased by approximately $1.08 million, or 22.43%, from approximately $4.83 million in the first quarter of 2009 to approximately $5.92 million in the same period of 2010.

Income Tax Expenses

We are subject to U.S. federal and state income taxes, and our subsidiaries incorporated in the PRC are subject to enterprise income taxes in the PRC.  Our income tax expenses decreased by approximately $0.32 million, or 26.62%, from approximately $1.20 million in the first quarter of 2009 to approximately $0.89 million in the same period of 2010.  The decrease was primarily attributable to our obtaining a 15% favored enterprise income tax rate in 2010 by obtaining the “High Tech Enterprise” certification from the government.

Liquidity and Capital Resources

Our summary cash flow information is as follows:

	For the Quarters Ended March 31,		For the Years Ended December 31,
	2010	2009	2009	2008
	Unaudited	Unaudited	Audited	Audited
Net cash provided by (used in):	($ in thousands)		($ in thousands)
Operating activities	$9,654	$8,649	$(2,655)	$(345)
Investing activities	(41)	(1)	(163)	(110)
Financing activities	-	(511)	196	977

Net Cash Provided By Operating Activities

We had retained earnings of approximately $5.80 million and $3.17 million as of December 31, 2009 and 2008, respectively.  As of December 31, 2009, we had cash and cash equivalents of approximately $0.16 million, total current assets of approximately $16.19 million, and a working capital surplus of approximately $9.62 million. We have financed our activities to date principally from cash derived from the previous year. We maintain a large balance of non-cash current assets because spring in the Northeastern China arrives later than in other parts of China, which postpones the sales season of seeds product and collection process of our receivables and advances to customers. Most of the receivables and advances to customers as of December 31, 2009 were collected in the first quarter of 2010, and the cash flow provided by operating activities in the same period will be sufficient to sustain our operation.

We had retained earnings of approximately $10.83 million and $5.80 million as of March 31, 2010 and December 31, 2009, respectively.  As of March 31, 2010, we had cash and cash equivalents of approximately $9.77 million, total current assets of approximately $19.07 million, and a working capital surplus of approximately $14.64 million. We have financed our activities to date principally from the collection of our trade receivables. We maintain a large balance of non-cash current assets because spring in the northeastern China arrives later than in other parts of China, which postpones the sales season of seeds products and collection process of our receivables and advances to customers. We believe the receivables and advances to customers as of March 31, 2010 will be mostly received in the second quarter of 2010, which will be sufficient to sustain our operations.

            Net Cash Used in Investing Activities

Net cash used in investing activities increased approximately $0.05 million, from approximately $0.11 million in 2008 to approximately $0.16 million in 2009.  This increase was primarily attributable to $0.13 million paid in 2009 for seed patents  Net cash used in investing activities primarily relates to expenditures associated with our construction and acquisition of new facilities for the year 2008, and purchase of a new product patent during the year 2009.

As compared with the first quarter of 2009, net cash used in investing activities increased approximately $0.04 million in the same period of 2010, which was primarily attributable to the purchase of property and equipment of 0.04 million.

Net Cash Provided by Financing Activities

Net cash provided by financing activities decreased by approximately $0.78 million, from approximately $0.98 million in 2008 to approximately $0.20 million in 2009.  This decrease was primarily attributable to a $0.71 million decrease in proceeds from short term borrowings. We will improve our cash flow by obtaining interest free loans from Agriculture Development Bank of China, as described in “Subsidy and Tax Favors” hereafter, and obtaining financing from capital markets.

During the first quarter of 2009, net cash used in financing activities was approximately $0.51 million, which was due to repayment of our short-term loans in the first quarter of 2009, while no repayments were made during the same period of 2010. We will improve our cash flow by obtaining interest free loans from Agriculture Development Bank of China, as described in “Subsidy and Tax Favors” hereafter, and obtaining financing from capital markets.

Subsidy and Tax Favor

In January 2010, we were nominated as a High-tech Enterprise by the PRC Government. This honor entitled us to a favored enterprise income tax rate of 15% for the years 2010 and 2011.  At the same time, we were granted an exemption from interest on the loans we borrowed from Heilongjiang Branch, Agriculture Development Bank of China for 3 years. We believe the subsidy and tax favor will enhance our profitability and cash flow, which will boost our expansion. We are now applying for a refund of tax paid in 2009 under such tax favor.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the  Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

In August 2008, we were accused selling fake seeds to a farmer in Heilongjiang, with low germination rate. Both parties had submitted the case to local authorities for arbitration. The result of this inspection revealed our product was qualified under the national standards, and the low germination rate was due to improper cultivation procedures adopted by the farmer. Subject to arbitration of the government, we settled the dispute with a subsidy of $4,308 paid to the farmer in September 2008.

Critical Accounting Policies

The consolidated financial statements include the financial statements of us and our subsidiaries.  All transactions and balances among us and our subsidiaries have been eliminated upon consolidation. Certain amounts included in or affecting our consolidated financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time the financial statements are prepared. These estimates and assumptions affect the amounts we report for assets and liabilities and our disclosure of contingent assets and liabilities at the date of our financial statements. We routinely evaluate these estimates, utilizing historical experience, consulting with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Estimates of allowances for receivables – We must periodically review our trade and other receivables to determine if all are collectible or whether an allowance is required for possible uncollectible balances.  A number of factors are considered when determining the allowances, including the length of time the receivable is past due, past loss history, the counter party’s current ability to pay and the general condition of the economy and industry.  We perform this review semi-annually, events could occur that would require us to increase our allowance in the future.

Estimate of the useful lives of property and equipment and biological assets – We must estimate the useful lives and residual values of our property and equipment. We must also review property and equipment and biological assets for possible impairment whenever events and circumstances indicate that the carrying value of those assets may not be recovered from the estimated future cash flows expected to result from their use and eventual disposition.  We recognized no impairments in the years ended December 31, 2009 and 2008.

Estimate of the useful lives of intangible assets - Intangible assets, which are purchased seeds variety rights, are amortized using the straight-line method over their estimated period of benefit, normally 10 years. We must review the marketability of the seed varieties for possible impairment whenever events and circumstances imply that carrying value of such assets may not be recovered from the estimated future cash flow result from sales of such seeds products or possible disposition. We recognized no impairments in the years ended December 31, 2009 and 2008.

Inventory – We value inventories at the lower of cost or market value.  We determine the cost of inventories using the weighted average cost method and include any related production overhead costs incurred in bringing the inventories to their present location and condition.  We must determine whether we have any excessive, slow moving, obsolete or impaired inventory.  We perform this review quarterly, which requires management to estimate the future demand of our products and market conditions. We make provisions on the value of inventories at period end equal to the difference between the cost and the estimated market value. If actual market conditions change, additional provisions may be required.  In addition, we may write off some provisions if we later sell some of the subject inventory.

Revenue recognition – Revenue from the sale of goods is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are shipped to customers and the title has passed.  We render neither sales returns nor rebates to our customers, thus revenue would reflect the actual sales we are entitled to.

Please refer to the notes to the financial statements included elsewhere in this filing for a more complete listing of all of our critical accounting policies.

Recently Adopted Accounting Pronouncement

The FASB Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) established the FASB Accounting Standards Codification (“Codification”) as the source of authoritative GAAP recognized by the FASB. The Codification was effective for financial statements for interim or annual reporting periods ending after September 15, 2009. This guidance did not change GAAP therefore it did not have an impact on our consolidated financial statements. References within this note and throughout our financial statements to authoritative guidance issued by the FASB are in reference to the codification.

Variable Interest Entities

In June 2009, the FASB amended guidance regarding the consolidation of variable interest entities, by altering how a company determines when an entity that is insufficiently capitalized or not controlled through voting should be consolidated. A company has to determine whether it should consolidate an entity based upon the entity’s purpose and design and the parent company’s ability to direct the entity’s actions. We are required to adopt this guidance starting on January 1, 2010. Early adoption is prohibited. We have evaluated this guidance and do not believe it will have an effect on our consolidated financial statements upon adoption.

Business Combinations

In December 2007, the FASB issued authoritative guidance on the accounting for business combinations. Under the new guidance, an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair values on the acquisition date. In April 2009, the FASB issued additional literature on the accounting for business combinations. This literature addresses issues related to initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. We adopted both of these pieces of authoritative guidance on January 1, 2009. There was no impact to our consolidated financial statements upon adoption of this literature. All acquisitions, subsequent to January 1, 2009, have and will be accounted for under this new guidance.

Noncontrolling Interests in Consolidated Financial Statements

In December 2007, the FASB issued authoritative guidance on noncontrolling interests in consolidated financial statements. This guidance applies to the accounting for noncontrolling interests and transactions with noncontrolling interest holders in consolidated financial statements. This new literature changes the accounting and reporting for minority interests, which has been recharacterized as noncontrolling interests and classified as a component of equity. Additionally, the literature provides guidance on the treatment of net income attributable to noncontrolling interests and requires additional disclosures that identify and distinguish between the interests of the controlling and noncontrolling owners. Other than the new presentation and disclosure requirements, there was no impact to our consolidated financial statements upon adoption of this guidance.

Fair Value Reporting for Non-Financial Assets and Non-Financial Liabilities

In February 2008, the FASB delayed its effective date by one year related to the fair value reporting requirements for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. We adopted these requirements for non-financial assets and liabilities on January 1, 2009. Other than new disclosure, there was no impact to our consolidated financial statements upon adoption of this guidance.

Accounting for Defensive Intangible Assets

In November 2008, the FASB issued authoritative guidance with respect to accounting for defensive intangible assets. The guidance applies to acquire intangible assets in situations in which an entity does not intend to actively use the asset but intends to hold the asset to prevent others from obtaining access to the asset (a defensive intangible asset). These assets should be accounted for as separate identifiable defensive intangible assets and should be assigned a useful life that reflects the entity’s consumption of the expected benefits related to that asset. We adopted this guidance on January 1, 2009. There was no impact to our consolidated financial statements upon adoption.

STATUTORY RESERVE

In accordance with the laws and regulations of the PRC, after payments of the PRC income taxes, a wholly-owned Foreign Invested Enterprises income, shall be allocated to the statutory reserves since January 1, 2006. The public welfare fund reserve was limited to 50 percent of the registered capital. Statutory Reserve funds are restricted for offset against losses, expansion of production and operation or increase in registered capital of the respective company, which is made by the end of each calendar year. This reserve is not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation. As of December 31, 2009 and December 31, 2008, the Company had allocated $1,112,119 and $797,844, respectively, to these non-distributable reserve funds.

RISK FACTORS

Risks relating to our business

If we do not manage our growth successfully, our growth and chances for profitability may be hindered or impeded.

We have expanded our operations during the last several years, and we plan further expansion with new products and increased and enhanced distribution channels and expansion into existing or new markets and new lines of business. Our planned expansion is expected to create significant demands on our corporate administrative, operational and financial personnel and other human resources and on our cash flow needs and the requirement for additional working capital. Our current resources may not be adequate to support further expansion and diversification. These demands and ongoing industry factors such as overproduction or governmental policy changes may hinder our cash flow as our margins and sales may be adversely affected.

We may require short-term financing to fund our working capital, especially due to the seasonal nature of our business.

The nature of the agricultural material production industry involves expenses and revenue cycles that are seasonal in nature. In our fiscal year third and fourth quarter, we may face costs that are in excess of our cash flow sources. The advance payments made to our seed producing farmers may exceed the amount of deposits received from our customers. The exact timing of these deposit payments is dependent on the Chinese lunar calendar, which varies from one calendar year to the next. As a result, we may have to rely upon short term bridge loans to cover our expenses pending receipt of cash payment from farmers at the time of purchases of seeds and raw materials for our fertilizer and plant regulator products. Although we have access to sufficient financing to manage these cash flow cycles, we cannot be certain that we will be able to obtain sufficient debt financing on terms that are satisfactory to us to maintain consistent operating results given changing credit conditions worldwide. Downgrades in our credit rating, tightening of related financing markets or other limitations on our ability to access short-term financing would increase our interest costs and adversely affect our operating results.

Our future performance will likely fluctuate because our revenues and operating results change significantly from period to period due in part to the nature of our business.

Our operating results will likely fluctuate due to a number of factors, many of which are beyond our control. Our quarterly and annual revenues and costs and expenses as a percentage of our revenues may be significantly different from our historical rates. Our operating results in future quarters may fall below expectations. The industry in which we operate is seasonal in nature. The sales season of field seeds lasts from December to April; the sales season of fertilizers, plant regulators and other products lasts from March to June. We generally do not have significant sales revenue from July to November, which results in cyclical changes of our cash flow and operating activities. As a result, if we may be unable to generate sufficient working capital from cash flow from operations and working capital facilities, we may encounter liquidity difficulties from the period of December through March, which may harm our operations. The seasonal nature of our business causes our operating results to fluctuate from quarter to quarter. Any unexpected seasonal or other fluctuations could cause the price of our common stock to fall. As a result, reliance on comparisons of our quarterly operating results as an indication of our future performance may not occur.

In addition, the future achievement and growth of our profits depends on our ability to secure sufficient orders from customers. An adverse change in market conditions may have material and adverse effects on our operating results if we cannot adjust our operating and marketing strategy to respond to such changes. Our results of operations may be adversely affected by reduced orders and profit margins might be affected in the event of a slowdown in market demand, an increase in business competition, a decrease in government subsidies to farmers, increased costs, or for any unforeseen reasons. As such, there is a risk that we will not be able to achieve or maintain profitability or our historical results.

If we are unable to match our production requirement to the demand of our direct customers, our business, financial condition and results of operations may be adversely affected.

We normally produce our products according to a production plan that estimates customer demand that is developed before we sell and deliver our products to distributors, which are our direct customers. Chinese farmers, our end users generally make purchasing decisions for our products based on market prices, economic and weather conditions and other factors that we and our distributors may not be able to fully anticipate accurately in advance. If we fail to accurately estimate the volume and types of products sought by farmers and otherwise adequately manage production amounts, we may produce more products than we are able to sell resulting in excess inventory and aged seeds. In the event we decide not to sell the aged seeds due to our concerns about their quality, the aged inventory could eventually be sold for other uses at greatly reduced prices. Aged inventory could result in asset impairment, in which case we would suffer a loss and incur an increase in our operating expenses. On the other hand, if we underestimate demand, we may not be able to satisfy demand for our field seeds, and thus damage our customer relations and end-user loyalty. Our failure to estimate farmers’ future needs and to match our production to the demand of our direct customers may adversely affect our business, financial condition and results of operations. In addition, inadequate distributor liquidity could affect distributors’ ability to pay for our products and, therefore, affect our sales or our ability to collect on our receivables.

The global competition in biotechnology will affect our business.

If and when multinational corporations engaged in the field seed business expand into the agricultural market in China in the future, they may have more advanced technology or may market genetically modified seed more successfully than us. The major multinational competitors have a long operating history in the research and commercialization of the genetically modified field seeds and have strong intellectual property estates supporting the use of biotechnology to enhance products. They are making considerable investments in new biotechnology products. These significant competitive advantages could cause our existing or candidate products to become less competitive, and adversely affecting our operations.

We substantially depend on a few key personnel who, if not retained, could cause declines in productivity and operational results and loss of our strategic guidance, all of which would diminish our business prospects and value to investors.

Our success depends to a large extent upon the continued service of a few executive officers and key employees, including Mr. Zhang Li, our Chairman of Board of Directors

The loss of the services of one or more of these key employees would have an adverse effect on us and our PRC operating subsidiaries, as each of these individuals played and continues to play a significant role in developing and executing our overall business plan and maintaining customer relationships and proprietary technology systems. While none of these key personnel is irreplaceable, the loss of the services of any of these individuals would be disruptive to our business. We believe that our overall future success depends in large part upon our ability to attract and retain highly skilled managerial and marketing personnel. There is no assurance that we will be successful in attracting and retaining such personnel on terms acceptable to them. Inadequate personnel will limit our growth, and will be seen as a detriment to our prospects, leading potentially to a loss in value for investors.

Efforts to protect our intellectual property rights and to defend against claims against us can increase our costs and will not always succeed. Any failures could adversely affect our sales and results of operations or restrict our ability to conduct our business.

Intellectual property rights are important to our business. We endeavor to obtain and protect our intellectual property rights where our products are produced. However, we may be unable to obtain protection for our intellectual property. Even if protection is obtained, competitors, growers or others in the chain of commerce may raise legal challenges to our rights or illegally infringe on our rights, including through means that may be difficult to prevent, detect or defend. In addition, because of the rapid pace of technological change and the confidentiality of patent applications in some jurisdictions, competitors may be issued patents from applications that were unknown to us prior to issuance. These patents could reduce the value of our commercial or pipeline products or, to the extent they cover key technologies on which we have unknowingly relied, require that we seek to obtain licenses at a financial cost to us or cease using the technology, no matter how valuable the patents may be to our business. We cannot assure you we would be able to obtain such licenses on acceptable terms. Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. There is a risk that the outcome of such potential litigation will not be in our favor. Such litigation may be costly and may divert management attention as well as expend other resources which could otherwise have been devoted to our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover such costs from other parties. The occurrence of any of the foregoing may harm our business, results of operations and financial condition.

Finally, implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries, which increases the risk that we may not be able to adequately protect our intellectual property.

Our business will not be able to be profitable if we do not continue to find and market products considered valuable by our customers.

The ability of our field seed business to be profitable depends on recurring and sustained reorders by farmers in China. Reorder rates are inherently uncertain due to several factors, many of which are outside our control. These include changing customer preferences, competitive price pressures, failure to develop acceptable new products, development of higher quality products by competitors and general economic conditions.

We are particularly dependent on revenue from our seed products and, therefore, our operating results could be disproportionately and negatively impacted if we are unable to sell a sufficient amount of seeds at satisfactory margins.

For the fiscal year ended December 31, 2009, sales of our seed products constituted approximately 79.74% of our revenues, as compared to 80.26% for the year ended December 31, 2008. Our dependence on the field seed market makes us particularly vulnerable to negative market changes that may occur in this product line. In particular, if demand for our corn seed products generally decreases or if industry supply exceeds demand, prices will be driven downward and our margins will be negatively impacted, which would have an adverse effect on our business, results of operations and financial condition.

Failure to develop and market new products could impact the company’s competitive position and have an adverse effect on the company’s financial results.

The Company’s operating results are largely dependent on its ability to renew its pipeline of new products and services and to bring those products and services to market. This ability could be adversely affected by difficulties or delays in product development such as the inability to identify viable new products, greater than anticipated development costs, technical difficulties, regulatory obstacles, competition, lack of demand, insufficient intellectual property protection, or lack of market acceptance of new products and services. Due to the lengthy development process, technological challenges and intense competition, there can be no assurance that any of the products The Company is currently developing, or could begin to develop in the future, will achieve substantial commercial success. Consequently, if we are not able to fund extensive research and development activities and deliver new products to the markets we serve on a timely basis, our growth and operations will be harmed. In addition, sales of The Company’s new products could replace sales of some of its current products, offsetting the benefit of even a successful product introduction.

If we fail to introduce and commercialize new field seed varieties, we will not be able to recover research, development and cover our other costs.

We cannot guarantee the development and performance of new field seed varieties, whether licensed or proprietary, or that they will meet our and our customers’ expectations.  Farmers generally need time to learn about new seed varieties and how to plant and tend them. Their traditional planting experience may make it difficult for them to adapt to the new varieties. The process for new products to gain market recognition and acceptance is long and has uncertainties. If we fail to introduce and commercialize a new seed variety that meets the demand of farmers in China and provide the proper education about them to the distributors, farmers and public, we may not be able to generate sufficient sales to cover our costs.

One or more of our distributors could engage in activities that are harmful to our brand and to our business.

Our field seed products are sold primarily through distributors.  The distributors are responsible for ensuring that our products have the appropriate licenses to be sold to farmers in the PRC provinces. If the distributors do not apply for and receive the appropriate licenses, their sales of our products in those provinces may be illegal, and we may be subject to government sanctions, including confiscation of illegal revenues and a fine of between two and three times the amount of such illegal revenues. Unlicensed sales in a province may also cause a delay for our other distributors in receiving a license from the authorities for that province, which could further adversely impact our sales in that province. In addition, distributors may sell our products under another brand that is licensed in a particular province if our product is not licensed there. If our products are sold under another brand, the purchasers will not be aware of our brand name, and we will be unable to cross-market other field seed varieties or other products as effectively to these purchasers. Moreover, our ability to provide appropriate customer service to these purchasers will be negatively affected, and we may be unable to develop our local knowledge of the needs of these purchasers and their environment. If any of our distributors sell inferior field seeds produced by other companies under our brand name, our brand and reputation could be harmed, which could make marketing of our branded field seeds more difficult.

We may be exposed to product quality claims, which may cause us to incur substantial legal expenses and, if determined adversely against us, may cause us to pay significant damage awards.

The performance of our seeds depends on climate, geographical areas, cultivation method, farmers’ degree of knowledge and other factors in addition to genetic traits and the quality of our seeds. Natural disasters may also affect the performance of our seeds, particularly when farmers are not able to timely and effectively respond to those disasters. Furthermore, the cultivability of some farmland is deteriorating because of toxic and hazardous materials resulting from farmers’ overuse of chemical herbicides. These factors generally cause underproduction, but farmers generally attribute underproduction to seed quality. We may be subject to legal proceedings and claims from time to time relating to our seed quality. The defense of these proceedings and claims can be both costly and time consuming and may significantly divert efforts and resources of our management personnel. An adverse determination in any such proceeding could subject us to significant liability and damage our market reputation and prevent us from achieving increased sales and market share. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase of our products.

Fluctuations in commodity prices can increase our costs and decrease our sales.

We purchase our seed inventories from production growers at market prices and retain the seed in inventory until it is sold. These purchases constitute a significant portion of the manufacturing costs for our seeds. We use hedging strategies to mitigate the risk of short-term changes in these prices, but we are unable to avoid the risk of medium and long-term changes. Accordingly, increases in commodity prices may negatively affect our cost of goods sold or cause us to increase seed prices, which could adversely affect our sales. Farmers’ incomes are also affected by commodity prices; as a result, commodity prices could have a negative effect on their ability to purchase our products.

Price increases for energy costs and raw materials could have a significant impact on our ability to sustain and grow earnings.

Our production and distribution processes consume significant amounts of energy and raw materials, the costs of which are subject to worldwide supply and demand and other factors beyond the control of The Company. Significant variations in the cost of energy, which primarily reflect market prices for oil and raw materials, affect The Company’s operating results from period to period. When possible, The Company purchases raw materials through negotiated long-term contracts to minimize the impact of price fluctuations. The Company has taken actions to offset the effects of higher energy and raw material costs through selling price increases, productivity improvements and cost reduction programs. Success in offsetting higher raw material costs with price increases is largely influenced by competitive and economic conditions and could vary significantly depending on the market served. If The Company is not able to fully offset the effects of higher energy and raw material costs, it could have a significant impact on The Company’s financial results.

We have limited business insurance coverage in China.

PRC insurance companies do not offer extensive business insurance products. As a result, we have very limited business liability, business disruption insurance, or product liability coverage for our operations in China. We have determined that the difficulties associated with acquiring such insurance on commercially acceptable terms make it impractical for us to obtain such coverage. Any business disruption, litigation or natural disaster could result in our incurring substantial costs and the diversion of our resources, and could adversely affect our operations and financial condition.

Agreements between our subsidiaries may not reflect terms that would have resulted from arm’s length negotiations among unaffiliated third parties.

Agreements between our subsidiaries that have been entered into may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. These agreements relate to, among other things, the transfer of intellectual property rights and the provision of technical research, production and distribution services.

If our rights to lease land from farmers were subject to a dispute, or if their legality or validity were challenged, our operations could be disrupted.

PRC law provides for the registration of land ownership and land-use rights and for the issuance of certificates evidencing land ownership or the right to use land. However, the administrative system for registration of land ownership and land-use rights is not well-developed in rural areas where most of our field seed production bases are located. As a result, we are generally not able to verify through the land registry system the ownership or land-use rights of the parties from whom we have leased land. Despite our efforts to obtain representations from the farmers that they own the land, possess land-use rights or have the right to sub-contract the land-use right on behalf of the holder of such rights, there is nevertheless a risk that they have not legally and validly granted the right to use the land to us. Moreover, there is a risk that farmers may, in breach of the terms of the applicable leases, enter into leases with other third parties in respect of land-use rights which they have previously granted to us, or that they have not entered into leases with third parties before entering into leases with us.

There is a risk that the legality or validity of our leases will be subject to dispute or challenge in the future. If our leases become subject to a dispute or challenge, our operations on such land, especially our research and development on crop breeding, could be suspended and we could lose our rights to use such land which could adversely affect our business, financial condition and results of operations.

Any diversion of management attention to matters related to acquisitions or any delays or difficulties encountered in connection with integrating acquired operations may have an adverse effect on our business, results of operations, and/or financial condition.

Acquisitions present challenges, including geographical coordination, personnel integration and retention of key management personnel, systems integration and the reconciliation of corporate cultures. Those operations could divert management’s attention from our business or cause a temporary interruption of or loss of momentum in our business and the loss of key personnel from the acquired companies. In addition, proposed acquisitions which are not consummated will cause us to incur substantial costs, none of which are generally recoverable.

Risks relating to our industry

The Chinese agricultural market is highly competitive and our growth and results of operations may be adversely affected if we are unable to compete effectively.

The agricultural market in China is highly fragmented, largely regional and competitive and we expect competition to increase and intensify within the sector. We face significant competition in our field seed business. Our competitors may have greater financial, research and development resources than we have. Competition may also result from consolidation or other market forces within the field seed industry in China and the privatized field seed producers that were operated by the local governments in China. Our competitors may be better able to take advantage of industry consolidation and acquisition opportunities than us. The reform and restructuring of the previously state-owned equity in seed enterprises will likely lead to the reallocation of market share in the seed industry, and our competitors may increase their market share by participating in the restructuring of the state-owned seed companies. Privatization will likely mean that these producers will need to develop more efficient and commercially viable business models in order to survive. In addition, the PRC government currently restricts foreign ownership of any domestic seed development and production business to no more than 49%. When and if such restrictions are lifted, multinational corporations engaged in the seed business may expand into the agricultural market in China. These companies have significantly greater financial, technological and other resources than us and may become our major competitors in China. In particular, our industry was affected by a widespread overproduction during 2007. As a result, supply of certain of our products exceeded demand for those products and, as a result, market prices were reduced and our margins and revenues were negatively impacted in 2007 and 2008. If this trend continues, we may be unable to successfully compete in our industry, especially if our competitors can produce and distribute seeds at a lower cost than us. As competition intensifies, our margins may continue to be compressed by more competitive pricing in the short term and may also to be compressed in the long term and we may lose our market share and experience a negative impact on our margins, revenues and results of operations.

China’s commitments to the World Trade Organization may intensify competition.

In connection with its accession to the World Trade Organization, China made many commitments including opening its markets to foreign products, allowing foreign companies to conduct distribution businesses within China, and reducing customs duties. Foreign manufacturers may begin to manufacture competing seeds; both non-genetically modified and genetically modified and ship their products or establish manufacturing facilities in China. Competition from foreign companies may reduce our current profit margins, and hence our business results may suffer.

Natural or man-made disasters could damage seed production, which would cause us to suffer production losses and material reduction of revenues.

We produce our seeds with farmers who possess land totaling 16,474 acres in aggregate. To produce seeds, crops are planted 9~12 month in advance of distribution of seeds.  As a result, the source of supply for our seeds is subject to all of the risks associated with any agricultural enterprise, including natural disasters such as widespread drought, flood, snowstorm, pestilence, plant diseases and insect pests, and man-made disasters such as environmental contamination. Other man-made incidents may damage our products, such as arson or other acts that may adversely affect our field seed inventory in the winter storage season. Furthermore, natural or man-made disasters may cause farmers to migrate from the farmland, which would decrease the number of end users of our products. We have attempted to manage this risk by obligating ourselves to pay the farmers who produce our seeds only for the quantity of seeds that they produce, thus limiting our expenses somewhat. We have also set up a storage system attempting to manage this risk. However, in the event of a widespread failure of the field seed, we would likely sustain substantial operating losses, due to both the fact that a significant portion of our expenses are fixed overhead and that the loss of a large portion of a field seed would limit our revenues significantly.

Field seed prices and sales volumes may decrease in any given year with a corresponding reduction in sales, margins and results of operations.

In the recent past, there have been some elements of instability as a result of the privatization of state field seed producers and because of the worldwide economic situation. There may be other periods of instability in the future during which commodity prices and sales volumes might fluctuate greatly. Commodities can be affected by general economic conditions, weather, disease and aspects of demand such as financing, competition and trade restrictions. Although we follow a branded product strategy to differentiate our products from those of other field seed producers, the field seed market continues to behave as a commodity market. As a result, the price that we are able to demand for our seeds is somewhat dependent on the size of the supply of our seeds and the seeds of other producers. Therefore, the potential exists for fluctuation in supply and, consequently, in price, in our own markets, even in the absence of significant external events that might cause volatility. As a result, the amount of revenue that we receive in any given year is subject to change. Because decisions are made regarding the level of production prior to the time that the volume of orders and the market price for those orders is known, it is possible that we will have too much or not enough product available, each with the attendant impact on revenues, margins and results of operations.

Technological change in creating seed hybrids could harm our business, causing a shift in business opportunities, market share, and revenues.

We currently rely upon traditional methods of creating field seed hybrids to develop new products. While these methods are highly effective, there has been an increase in the development of genetically modified agricultural products in an effort to increase the quality and quantity of crop yields of which we currently engage in as well. This new genetic technology is controversial, and it has not been widely accepted in many regions of the world, including the PRC. However, as the ability to use genetic modification to produce seeds that are superior to or less costly than those that we produce by traditional methods increases, the threat of competition from this source becomes more realistic. A number of factors those are currently difficult to predict, including a shift in farmer and consumer attitudes regarding the acceptability of genetic technology affect the extent to which this potential threat could affect our business prospects.

Risks relating to our business organization and structure

Our PRC operating subsidiaries are controlled subsidiaries through Share Pledge Agreement rather than by direct ownership of shares, the terms of which may have to be enforced, which would require us to incur extra costs, create uncertainty as to ownership of the operating businesses involved and risk the possible loss of rights.

Under PRC law, foreign entities are not currently permitted to own more than 49% of a seed production company. In order to address those restrictions, China Golden, a non-Chinese entity that cannot directly or indirectly own all the shares of certain of our PRC operating subsidiaries, namely, Fuer, will instead hold the right to control such shares in all respects, including voting, dividends, nomination of directors, and corporate management, through stock consignment agreements executed by the owners of the stock of these companies. In addition, if we engage in the sale of genetically modified seed products, then foreign entities are not currently permitted to own any portion of the seed production company. .

There is the risk, however, that a consigning shareholder will not fulfill its obligations under the Share Pledge Agreement. In that event, we may need to resort to the PRC courts to have our rights under the applicable agreement enforced. Such enforcement will cause us to incur legal expenses. In addition, while a case is pending there will be uncertainty regarding our rights as to the PRC operating subsidiaries involved. In addition, a PRC court may decide not to enforce the agreements in whole or in part. To the extent these agreements are neither observed nor enforced as intended, the three PRC operating subsidiaries will not be controlled by us as intended, which will affect our enterprise value and restrict our ability to obtain the income and other rights of ownership associated with the consigned stock. It may also prevent the consolidation of our financial statements with the PRC operating subsidiaries, which would reduce the reported earnings of the consolidated companies. The uncertainty of ownership may also adversely affect the market value of our ordinary shares.

Risks relating to doing business in China

If we do not comply with PRC regulations, we may not be able to operate our business or we may be fined, both of which would adversely affect our business, operations and revenues.

The PRC has many regulations relating to the seed business, including obtaining and maintaining operating licenses and permits. Seed products must be licensed and undergo a stringent review process before they may be sold in the PRC. We believe we currently have all the necessary licenses for our business, and that we are in compliance with applicable laws and regulations. If we are not in compliance, we may be fined or lose the ability to sell a particular seed or operate our business altogether. If the fines are substantial or if our ability to sell or operate is withdrawn, this will result in additional costs or the loss of revenues and could prevent us from continuing as an operating business.

If we do not comply with applicable government regulations, we may be prohibited from continuing some or all of our operations, resulting in a reduction of growth and ultimately market share due to loss of competitive position.

Our revenue depends on receiving approval from the PRC government to market new seed hybrids that we are developing and will develop. In addition, there may be circumstances under which the governmental approvals granted are subject to change without substantial advance notice, and it is possible that we could fail to obtain the approvals that we require to expand our business as we intend to do. The failure to obtain or to maintain such approvals would limit the number and quality of products that we would be able to offer. This reduction in product offerings would cause a reduction in the growth previously experienced and over time would result in the loss of market share from the competitive pressures of seeds developed by others that would likely be better than our products.

The technical services agreements with our operating subsidiaries may be subject to scrutiny by the PRC tax authorities for transfer pricing adjustments.

We could face adverse tax consequences if the PRC tax authorities determine that our technical service agreements with our PRC operating subsidiaries were not entered into based on arm’s length negotiations. If the PRC tax authorities determine that these agreements were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of deductions recorded by our  PRC operating subsidiaries, namely Deli and Fuer, which could adversely affect us by:

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increasing the PRC operating subsidiaries’ tax liability without reducing our tax liability, which could further result in late payment fees and other penalties to our PRC operating subsidiaries for under-paid taxes; or

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limiting our ability to maintain preferential tax treatment and government financial incentives, which, if the transfer pricing adjustment is significant, could result in our failing to qualify for those preferential tax treatments and government financial incentives.

As a result, any transfer pricing adjustment could have an adverse impact on our financial condition.

Our business benefits from certain PRC government subsidies. Expiration of, or changes to, these incentives could have a material adverse effect on our operating results.

The PRC government has in recent years reduced taxes and increased subsidies and other support across the agricultural industry. For instance, the government subsidizes farmers for their seed purchases, and has increased spending on rural infrastructure. Sales of agricultural products from producers to intermediaries or to farmers are exempt from PRC value-added tax. The discontinuance of preferential treatments granted by the Chinese government to the seed industry, could adversely affect our earnings.

In addition, subsidy policies may have an adverse effect on our ability to market our products. Farmers can buy field seeds designated as “high-quality” at subsidized prices, but the designation of seeds as “high-quality” is at the discretion of the local government, companies owned by the local government and local private seed companies. It is possible that this policy could result in preferential treatment for local seed producers, with locally produced seeds being designated as “high-quality” while ours are not designated as such. If such preferential treatment were to occur, the price for our seeds to farmers in those provinces would be higher than the subsidized local seeds, and our sales in that province could suffer, which could adversely affect our results of operations.

The discontinuation of any of the preferential tax treatments currently available to our PRC subsidiaries could materially increase our tax liabilities.

Prior to January 1, 2008, under applicable PRC tax laws, companies established in China were generally subject to a state and local enterprise income tax, or EIT, at rates of 30% and 3%, respectively . In addition, an enterprise qualified as a “High Tech Enterprise”, including agricultural companies will be entitled to a preferential state EIT rate of 15% for three years. The qualification of a “High Tech Enterprise” was subject to evaluation every third year by the relevant government authority in China. For example, Qiqihar Fuer is entitled to a preferential tax rate of 15% as a new technology company for 2009 through 2011.

In March 2007, the National People’s Congress, enacted the Enterprise Income Tax Law, or the EIT Law, and in December 2007, the State Council promulgated the implementing rules of the New EIT Law, both of which became effective on January 1, 2008. The New EIT Law significantly curtails tax incentives granted to foreign-invested enterprises under the previous tax law. The New EIT Law, however, (i) reduces the top rate of enterprise income tax to 25%, (ii) permits companies to continue to enjoy their existing tax incentives, subject to certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria. Under the phase-out rules, enterprises established before the promulgation date of the New EIT Law and which were granted preferential EIT treatment under the then effective tax laws or regulations may continue to enjoy their tax holidays until their expiration and will gradually transition to the uniform 25% EIT rate over a five-year transition period. In addition, the new technology enterprise qualification of our PRC subsidiaries is subject to a biennial re-assessment by the relevant PRC government authority. In the event the preferential tax treatment for our PRC subsidiaries is discontinued, the affected entity will become subject to the standard PRC enterprise income tax rate. There is no assurance that the local tax authorities will not, in the future, change their position and discontinue any of our preferential tax treatments, potentially with retroactive effect. The discontinuation of any of our preferential tax treatments could materially increase our tax obligations.

Under China’s New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the New Enterprise Income Tax Law, or the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.  However, it is unclear how tax authorities will determine tax residency based on the facts of each case. If the PRC tax authorities determine that our British Virgin Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. Second, under the New EIT Law and its implementing rules dividends paid to holding companies outside of China which are resident enterprises will be subject to a 10% withholding tax. It is possible that future guidance issued with respect to the new “resident enterprise” classification could be applied to our British Virgin Islands sub-holding company with similar consequences.  Therefore, any dividends paid by our PRC subsidiaries may be subject to a 10% withholding obligation.

In addition to the uncertainty in how the new “resident enterprise” classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect. We are actively monitoring the possibility of “resident enterprise” treatment for the 2010 and 2011 tax years and are evaluating appropriate organizational changes to avoid this treatment.

Adverse changes in political and economic policies of the PRC, including its policy of reforming its economic system, could have an adverse effect on the growth of private businesses in the PRC such as ours.

Since the late 1970’s, the PRC has been reforming its economic system and changing from a planned economy based on governmental dictates and priorities to one that uses market forces to influence deployment of economic resources, labor and capital and to determine business endeavors. We cannot predict whether or not the government will continue to encourage economic liberalization and further release its control over the economy and encourage private enterprise. We also cannot predict the timing or extent of future economic reforms that may be proposed. Any re-imposition of planned economy regulation or similar kinds of restrictions could reduce the freedom of private businesses to operate in a profitable manner, restrict inflows of capital or stifle investor willingness to participate in the PRC economy. To the extent we need additional capital; any restrictions on foreign ownership, foreign investment and repatriation of profits will hamper our ability to find capital outside of the PRC.

In recent years, the economy of China has experienced unprecedented growth.  As a result of the global financial crisis, this growth has slowed in the last six months, and if the growth of the economy continues to slow or if the economy contracts, our business will suffer a reduction in sales growth and expansion opportunities.

The rapid growth of the PRC economy has historically resulted in widespread growth opportunities in industries across China. As a result of the global financial crisis and the inability of enterprises to gain comparable access to the same amounts of capital available in past years, there may be an adverse effect on the business climate and growth of private enterprise in the PRC. Such a described economic slowdown could have an adverse effect on our sales and may increase our costs and efficiency. Conversely if economic growth slows, and if, in conjunction, inflation is allowed to proceed unchecked, our costs would likely increase, and there can be no assurance that we would be able to increase our prices to an extent that would offset the increase in our expenses.

A return to profit repatriation controls may limit our ability to pay dividends and expand our business, and may reduce the attractiveness of investing in PRC business opportunities.

PRC law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in the PRC to other countries, and the remittance does not require prior approval by the State Administration of Foreign Exchange, or SAFE. SAFE regulations require extensive documentation and reporting, some of which is burdensome and slows payments. If there is a return to payment restrictions and reporting, the ability of a PRC company to attract investors will be reduced.

Also, our investors may not be able to obtain the benefits of the profits of the business generated in the PRC for other reasons. Relevant PRC laws and regulations permit payment of dividends only from accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our subsidiaries and our affiliated entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital, and to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the shareholders’ meeting or the board. These reserves are not distributable as cash dividends. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our subsidiary’s ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiary and our affiliated entity to distribute dividends or other payments to us could materially limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses or otherwise fund and conduct our business.

Pursuant to the new PRC enterprise income tax law effective on January 1, 2008, dividends payable by a foreign-invested enterprise, or FIE, including Qiqihar Deli to its foreign investors is subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. No such treaty currently exists with the British Virgin Islands or the United States.  Prior to 2008, dividend payments to foreign investors made by FIEs were exempted from PRC withholding tax.

Any fluctuations in exchange rates may adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Because our earnings and cash from operations are denominated in Renminbi, fluctuations in exchange rates between U.S. dollars and Renminbi will affect our balance sheet and earnings per share when stated in U.S. dollars. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results when reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. The People’s Bank of China sets and publishes a daily based exchange rate. Prior to July 21, 2005, the People’s Bank of China set this rate with reference primarily to the supply and demand of Renminbi against the U.S. dollar in the market during the prior day. Effective from July 21, 2005, the Renminbi is no longer pegged solely to the U.S. dollar. Instead, it continues to be pegged to a basket of currencies determined by the People’s Bank of China, against which it can rise or fall by as much as 0.3% each day. For example, on July 21, 2005, the Renminbi was revalued against the US dollar to approximately RMB8.11 to the US dollar, representing an upward revaluation of 2.1% of the Renminbi against the US dollar, as compared to the exchange rate on the previous day. On September 23, 2005, the PRC government widened the daily trading band for Renminbi against non-US dollar currencies from 1.5% to 3% to improve the flexibility of the new foreign exchange system. The exchange rate may become volatile, the Renminbi may be revalued further against the US dollar or other currencies or the Renminbi may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the US dollar or other currencies.  Fluctuations in the exchange rate will affect the relative value of any dividend we issue which will be exchanged into U.S. dollars, the value of any U.S. dollar denominated investments we make in the future and any earnings on such investments.

There are government regulations that limit or prohibit foreign investment in the PRC, which may restrict our growth.

Notwithstanding the general restriction on foreign investment in the seed industry in the PRC, our corporate structure currently enables us to receive foreign investment. Our continued ability to receive foreign investment may be important to our ability to continue to expand our business rapidly and to manage that expansion effectively. We cannot be certain that a change in the regulations allowing us to receive foreign investment will not occur. In the event of such a change, our plan to expand our business could be disrupted.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Substantially all our revenues and expenses are denominated in Renminbi. We may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ordinary shares. Under China’s existing foreign exchange regulations, the PRC Operating Companies may not pay dividends in foreign currencies, without prior approval from SAFE, unless they comply with certain procedural requirements. The PRC government may also take measures in the future to restrict access to foreign currencies for current account transactions.

Foreign exchange transactions under the capital account continue to be subject to significant foreign exchange controls and require the approval of PRC governmental authorities, including the SAFE. If the PRC Operating Companies borrow in foreign currency from us or other foreign lenders, these loans must be registered with the SAFE, and if we finance the PRC Operating Companies by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce or its local counterparts. These limitations could adversely affect the ability of the PRC Operating Companies to obtain foreign exchange through debt or equity financing, which could harm our ability to fund our operations or cause us to seek additional financing on terms that may not be favorable.

PRC regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity. Failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits, if any, and could expose us and our PRC resident shareholders to liability under PRC law.

In October 2005, SAFE promulgated regulations that require registration with local SAFE offices in connection with direct or indirect offshore investment by PRC residents, including PRC individual residents and PRC corporate entities. These regulations apply to our shareholders who are PRC residents and also apply to our prior and future offshore acquisitions. In particular, the SAFE regulations require PRC residents to file with competent SAFE offices information about offshore companies in which they have directly or indirectly invested and to make follow-up filings in connection with certain material transactions involving such offshore companies, such as increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, or external guarantees or other material events that do not involve return investment.

The SAFE regulations required registration by March 31, 2006 of direct or indirect investments previously made by PRC residents in offshore companies. If a PRC resident with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

We believe our major shareholders who are PRC residents, or whose shares are beneficially owned by PRC residents, have completed foreign exchange registration with the local foreign exchange bureau according to these SAFE regulations. However, as these regulations are relatively new and there is uncertainty concerning the reconciliation of the new regulations with other approval requirements, it is unclear how the regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot assure you that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or approvals required by the regulations or other related legislation. The failure or inability of our PRC resident shareholders to receive any required approvals or make any required registrations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary to make distributions or pay dividends or affect our ownership structure. As a result, our business operations and our ability to distribute a dividend to you could be adversely affected.

The PRC legal system has inherent uncertainties that could limit the legal protections available to you.

Nearly all of our assets and all of our operations are in the PRC. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited precedential value. Since 1979, the PRC legislative bodies have promulgated laws and regulations dealing with such economic matters as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. The laws in the PRC differ from the laws in the United States and may afford less protection to our non-PRC shareholders.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC based on United States judgments against us, our subsidiaries, officers and directors.

We are incorporated in Nevada and our PRC operating subsidiaries are formed under PRC law. Substantially all of our assets are located in the PRC. In addition, most of our directors and executive officers reside within the PRC, and substantially all of the assets of these persons are located within the PRC. It may not be possible to affect service of process within the United States or elsewhere outside the PRC upon our directors, or executive officers and experts, including effecting service of process with respect to matters arising under United States federal securities laws or applicable state securities laws. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries. As a result, recognition and enforcement in the PRC of judgments of a court in the United States or many other jurisdictions in relation to any matter, including securities laws, may be difficult or impossible. Furthermore, an original action may be brought in the PRC against our assets and our subsidiaries, our directors and executive officers and experts only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with any such original action, a PRC court may award civil liability, including monetary damages.

Risks related to our shares

Certain provisions in our organizational documents may discourage our acquisition by a third party, which could limit your opportunity to sell your shares at a premium.

Our memorandum and articles of association include provisions that could limit the ability of others to acquire control of us. Under those provisions, our board of directors has the power to issue preferred shares with such rights attaching to them as they decide and this power could be used in a manner that would delay, defer or prevent a change of control of us. These provisions could have the effect of depriving you of an opportunity to sell your shares at a premium over prevailing market prices by discouraging third parties from seeking to acquire control of us in a tender offer or similar transactions.

Certain insiders and major shareholders have substantial control over the company, and they could delay or prevent a change in our corporate control, even if our other shareholders wanted such a change to occur which may limit your ability to influence shareholder matters.

As of Closing of the merger and share issuance, which is stated in Item 2.01”Enter into Material Definitive Agreements” , our executive officers, directors and principal shareholders and their affiliates beneficially would own 7,700,093 common shares, or 59.42% of the outstanding shares of the Company’s ordinary stock. These shareholders will be able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and some transactions may be more difficult or impossible without the support of these shareholders. Furthermore, the interests of these major shareholders may conflict with those of other shareholders. We also conduct transactions with businesses in which our principal shareholders maintain interests. We believe that these transactions have been conducted on an arm’s length basis, but we cannot assure you that these transactions would have the same terms if conducted with unrelated third parties.

Future sales by us or our existing shareholders could depress the market price of our ordinary shares.

If we or our existing shareholders sell a large number of shares of our ordinary stock, or if we sell additional securities that are convertible into ordinary stock, the market price of our ordinary stock could decline significantly. Further, even the perception in the public market that we or our existing shareholders might sell shares of ordinary stock could depress the market price of our ordinary stock.

DESCRIPTION OF PROPERTIES

We have offices at all operational locations. The facilities were added to with the expansion of our facilities...

Under the PRC law, most land is owned by the government, which grants a "land use right" to an individual or entity after a purchase price for such “land use right” is paid to the government. The “land use right” allows the holder the right to use the land for a specified long-term period of time and enjoys all the ownership incidents to the land.  In the case of land used for industrial purposes, the land use rights are generally granted for a period of fifty years.  This period may be renewed at the expiration of the term. These land use rights are transferable and may be used as security for borrowings under loans and other obligations.  The Company currently holds land use rights for two parcels of land registered under its name, and lease land use rights for additional parcels of land from third parties that are used for its seed breeding business.

Set forth below is the detailed information regarding these land use rights registered under the names of Qiqihar Fuer or its subsidiaries:

Registered owner of land use right	Location & certificate of land use right	Usage	(approximate) square meters	Date of issuance or grant	Expiration Date
Qiqihar Fuer Agronomy Inc	West, NianBei Road, Fulaerji, Qiqihar, Heilongjiang Province	Industrial use	16, 518.90	2007	2055

Qiqihar Fuer Agronomy Inc	West, NianBei Road, Fulaerji, Qiqihar, Heilongjiang Province	Industrial use	33,314.90	2007	2055

As of March 31, 2010, the Company owned and operated one office building, and 8 workshops and warehouses.

SECURITY OWNERSHIP

Beneficial Ownership of Securities

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of June 17 2010 by:

•	each person known by the Company to be the beneficial owner of more than 5% of Company’s outstanding shares of common stock;

•	each of the Company’s officers and directors; and

•	all of the Company’s officers and directors as a group.

Unless otherwise indicated, Ardent believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class*

Oriental Agriculture P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands	7,327,749 Common shares	56.55%

Faith Origin Limited Quastisky Building,P.O. Box,4389, Road Town, Tortola, British Virgin Islands	1,243,968 Common shares	9.60%

Trade Ever Holdings P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands	1,269,884 Common shares	9.80%

Virtue World Quastisky Building,P.O. Box 4389, Road Town, Tortola, British Virgin Islands	763,922 Common shares	5.90%

Allied Merit International Investment Inc. 802, 8/F Eton Tower Hysan Ave Causeway Bay, Hong Kong	1,018,868 Common shares	7.86%

Capital Soldier Limited c/o Cui Xiaowei, Director Quastisky Building P.O. Box 4389, Road Town, Tortola British Virgin Islands	372,344 Common Shares	2.87%

Other Shareholders	1,333,609 Common shares	10.29%

*            Beneficial ownership and percentage has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

PER SHARE MARKET PRICE INFORMATION

The shares of the Company common stock are currently quoted on the Over-the-Counter Bulletin Board under the symbol “FRXT”. On June 21, 2010, the last quoted sale price of FRXT was $0.10.

There is no established public trading market for the shares of common stock of China Golden because it was a private company prior to the acquisition.

Holder

As of June 16, 2010, there were 553  holders of record of the Company common stock.

Dividends

The Company has not paid any cash dividends on its common stock to date. The payment of dividends in the future will be contingent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to a business combination will be within the discretion of the Company’s then board of directors. It is the present intention of the Company’s Board of Directors to retain all earnings, if any, for use in the Company’s business operations and, accordingly, the Company’s Board of Directors does not anticipate declaring any dividends in the foreseeable future.

Legal Proceedings.

None

Securities Authorized for Issuance Under Compensation Plans

None

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities.

Please see Item 3.02 above.

Financial Statements

Reference is made to the disclosure set forth under Item 9.01 of this current report on Form 8-K concerning the financial statements and supplementary data of the Company, which is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the change of control pursuant to the Share Exchange described in Item 5.01 of this Current Report, the following persons were appointed executive officers of the Company. Each of our current Directors and executive officers is a resident of the PRC. As a result, it may be difficult for investors to effect service of process within the United States or British Virgin Islands upon them, or to enforce court judgments obtained against them in the United States courts or British Virgin Islands’ courts.

Names of Anticipated Officers and Directors	Age	Position
Cui Xiaowei	28	Director
Zhang Li	46	Chairman of the Board and Chief Executive Officer
Wan Lipeng	35	Vice President of Sales and Marketing
Li Baojin	60	Vice President of Production
Li Haitao	33	Chief Technology Officer
There are no family relationships among our directors or executive officers.

All of our directors will hold office until the next annual meeting of our stockholders, and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of our Board of Directors.

Set forth below is the biographical information about our directors and executive officers:

Cui Xiaowei is a Director.  Cui Xiaowei has been a director since April 9. 2010.  From 2009 to the present, Cui Xiaowei has been studying political economics in Nanjing, but he has not earned any college degrees. From December 2000 to November 2008, Cui Xiaowei served in the Chinese Army.

Zhang Li is a Chairman of the Board and CEO.  Since 2003, Mr. Zhang has been Chairman of the Board and CEO of Qiqihar Fuer Agronomy Inc.  Mr. Zhang has over 15 years of experience in business management and operation of seeds breading and retailing businesses and was the founder of Qiqihar Fuer Agronomy Inc. Since 2006, Mr. Zhang had been elected as deputy of the provincial people’s congress of Heilongjiang. Mr. Zhang completed his MBA from Tsinghua University in 2007.

Wan Lipeng is a Vice President of Sales and Marketing. Mr. Wan served as Vice President of Sales and Marketing of Fuer Agronomy Inc. since 2006, and served as regional sales manager since the inception of Fuer Agronomy. Mr. Wan has over 12 years in sales and marketing of agricultural material products in Northeastern China.

Li Baojin is a Vice President of Production. Mr. Li served as Vice president of Production since the establishment of Qiqihar Fuer Agronomy Inc. in 2003. Before join in the Company, Mr. Li served as mayor of Fulaerji District, Qiqihar, Heilongjiang Province, PRC for 4 years since 1996. From 1983 to 1996, Mr. Li served as leader of many authorities of the People’s Government of Fulaerji, Qiqihar. From 1967 to 1983, Mr. Li had been the general manager of Qiqihar Vehicle Company. Mr. Li has over 40 years experience in business and government administration. Mr. Li received his BS in business administration from Northeast Academy of Heavy Mechanics in 1967.

Li Haitao is Chief Technology Officer. Mr. Li served as Vice president of technology since the establishment of Qiqihar Fuer Agronomy Inc. During his employment in Fuer Agronomy, Mr. Li has lead 8 hybrid seeds research project, which generated 3 corn seeds patent. Mr. Li was granted 5 second awards of “Award on Technology Advancement” from the provincial government of Heilongjiang. Mr. Li has over 15 years experiences in research and development on hybrid field seeds. Mr. Li received his BS in seed breeding from Heilongjiang Academy of Agriculture in 1999.

To our knowledge, during the last five years, none of our directors and executive officers (including those of our subsidiaries) has:

☐	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

☐	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

☐
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

☐
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Expert

Our board of directors currently acts as our audit committee. Because we only recently consummated the Share Exchange and appointed the current members of our board of directors, our board of directors has not yet determined whether we have a member who qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Our board of directors is in the process of searching for a suitable candidate for this position.

Audit Committee

We have not yet appointed an audit committee, and our board of directors currently acts as our audit committee. At the present time, we believe that the members of board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our Company, however, recognizes the importance of good corporate governance and intends to appoint an audit committee comprised entirely of independent directors, including at least one financial expert, during our 2010 fiscal year.

EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Overview

The following is a discussion of our program for compensating our named executive officers and director. Currently, we do not have a compensation committee, and as such, our board of directors is responsible for determining the compensation of our named executive officers.

Compensation Program Objectives and Philosophy

The primary goals of our policy of executive compensation are to attract and retain the most talented and dedicated executives possible, to assure that our executives are compensated effectively in a manner consistent with our strategy and competitive practice and to align executives compensation with the achievement of our short- and long-term business objectives.

The board of directors considers a variety of factors in determining compensation of executives, including their particular background and circumstances, such as their training and prior relevant work experience, their success in attracting and retaining savvy and technically proficient managers and employees, increasing our revenues, broadening our product line offerings, managing our costs and otherwise helping to lead our company through a period of rapid growth.

In the near future, we expect that our board of directors will form a compensation committee charged with the oversight of executive compensation plans, policies and programs of our company and with the full authority to determine and approve the compensation of our chief executive officer and make recommendations with respect to the compensation of our other executive officers. We expect that our compensation committee will continue to follow the general approach to executive compensation that we have followed to date, rewarding superior individual and company performance with commensurate cash compensation.

Elements of Compensation

Our compensation program for the named executive officers consists of two elements: base salary and bonus. The base salary we provide is intended to equitably compensate the named executive officers based upon their level of responsibility, complexity and importance of role, leadership and growth potential, and experience. We offer bonuses as a vehicle by which the named executive officers can earn additional compensation depending on individual, business unit and Company performance. The Company did not provide any other type of compensation to our named executive officers in 2009.

Base Salary. Our named executive officers receive base salaries commensurate with their roles and responsibilities. Subject to any applicable employment agreements, base salaries and subsequent adjustments, if any, are reviewed and approved by our board of directors annually, based on an informal review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. The base salaries paid to our named executive officers in 2009 are reflected in the Summary Compensation Table below.

Incentive Bonus. Our named executive officers are eligible for an annual performance-based cash bonus in accordance with the Company’s unwritten incentive bonus plan. We provide this bonus opportunity as a way to attract and retain highly skilled and experienced executive officers and to motivate them to achieve annual corporate, departmental and individual goals which consist of various revenue, cost and operational targets established by the board of directors. The bonus amounts are determined following the end of the fiscal year based on our performance and the performance of our executives. The bonus amounts paid to our named executive officers in 2009 are reflected in the Summary Compensation Table below.

Stock-Based Awards under the Equity Incentive Plan.

Historically, we have not granted equity awards as a component of compensation, and we presently do not have an equity-based incentive program. In the future, we will likely adopt and establish an equity incentive plan pursuant to which equity awards may be granted to eligible employees, including each of our named executive officers, if our board of directors determines that it is in the best interest of the Company and our stockholders to do so.

Retirement Benefits

Currently, we do not provide any Company sponsored retirement benefits to any employee, including the named executive officers.

Perquisites

Historically, we have provided certain of our named executive officers with minimal perquisites and other personal benefits. We do not view perquisites as a significant element of our compensation structure, but do believe that perquisites can be useful in attracting, motivating and retaining the executive talent for which we compete. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our by our board of directors.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the following persons for services performed for us and our subsidiaries during 2009 in all capacities. No executive officers received compensation of $100,000 or more in 2009

[	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation Earnings ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Cui Xiaowei Chairman of Board of Directors	2009	—	—	—	—	—	—	—	—

Zhang Li, Chief Executive Officer(1)	2009	2,361	43,854	—	—	—	—	—	46,485

Wan Lipeng, Vice-president of sales (2)	2009	2,361	21,927	—	—	—	—	—	24,558

Li Baojin, Vice President of Production (3)	2009	2,361	14,618	—	—	—	—	—	17,249

Li Haitao, Chief Technology Officer (4)	2009	2,361	14,618	—	—	—	—	—	17,249

(1)
On June 16, 2010, we acquired China Golden in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction; Mr. Zhang became our chief executive officer. Prior to the effective date of the reverse acquisition, Mr. Zhang served as the President of Fuer.

(2)	Mr. Wan Lipeng, served Qiqihar Fuer as Marketing Chief, was appointed as our Vice President of Marketing and Sales subsequent to the Share Exchange.

(3)	Mr. Li Baojin, served Qiqihar Fuer as Production Chief, was appointed as our Vice President of Production subsequent to the Share Exchange.

(4)	Mr. Li Haitao, served Qiqihar Fuer as Research Chief, was appointed as our Chief Technology Officer subsequent to the Share Exchange.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 9, 2010, the Registrant’s Articles of Incorporation were amended to effect a 1 for 64 reverse stock split and so that the authorized shares of common stock shall remain at 200,000,000 and the authorized shares of blank check preferred stock shall remain at 10,000,000 with a par value of $.001 per share. The Registrant effected the amendments in connection with the consummation of the transactions contemplated by that certain Share Exchange Agreement pursuant to which the Registrant acquired all of the issued and outstanding shares of stock of China Golden Holdings, Ltd., as previously described in Item 5.01.

On June 16, 2010, the Board of Directors of the Registrant approved a change in our fiscal year end from June 30 to December 31, which is the fiscal year end of China Golden.  This change is being effectuated in connection with the transactions described in Item 1.01 and Item 5.01 above.

Item 5.06	Change in Shell Company Status

As described in Item 1.01 of this Form 8-K, on June 16, 2010, we entered into the Exchange Agreement and consummated the Share Exchange, pursuant to which we acquired all of the issued and outstanding ordinary shares of China Golden Holdings, Ltd. in exchange for the issuance of the Shares to the Shareholders of China Golden Holdings, Ltd..

As a result of the Share Exchange, China Golden Holdings, Ltd. became our wholly-owned operating subsidiary and, upon the issuance of the Shares, the shareholders owned in the aggregate 11,550,392, approximately 96.74% of all of our issued and outstanding stock. We currently have a total of 11,939,132 issued and outstanding shares of Common Stock, and 11,939,132 shares outstanding on a fully diluted basis including shares of Common Stock issuable upon the exercise of warrants.

As the result of the consummation of the Share Exchange, we are no longer a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 8.01	Other Events.

On June 22, 2010, we issued a press release announcing the consummation of the transactions contemplated by the Share Exchange Agreement.  The press release is annexed hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)  Financial Statements of business acquired

(i) Audited financial statements of China Golden Holdings, Ltd. as of, and for the quarter ended March 31, 2010 and the years ended December 31, 2009 and 2008, and related notes thereto.

Pro forma financial information.
(i) Unaudited pro forma financial statements of China Golden Holdings Ltd.
(ii) Notes to Unaudited pro forma financial statements of China Golden Holdings Ltd.

(b) Exhibits.

Exhibit Number	Exhibit Description

2.1	Share Exchange Agreement between the Forex365, Inc., China Golden Holdings Ltd and the shareholders of China Golden Holdings Ltd.

2.2	Securities Purchase Agreement between Forex365, Inc. and Allied Merit International Investment Inc.

3.1*	Amended and Restated Articles of Incorporation filed with the State of Nevada on August 14, 2008

3.2*	Amended and Restated By-laws adopted August 12, 2008

4.1**	Revolving Loan Agreement by and between the Company and Vero Management, L.L.C. dated January 9, 2009

4.2**	Revolving Loan Agreement by and between the Company and Lionsridge Capital, LLC dated January 9, 2009

4.3***	Amendment to Revolving Loan Agreement by and between the Company and Vero Management, L.L.C. dated June 30, 2009

4.4***	Amendment to Revolving Loan Agreement by and between the Company and Lionsridge Capital, LLC dated June 30, 2009

4.5	Certificate of Change filed with the Secretary of State of the State of Nevada on June 8, 2010

4.6	Warrant Agreement between Forex365, Inc. and Allied Merit International Investment, Inc.

10.1*	Securities Purchase Agreement between KIG Investors II, LLC and the Company dated November 14, 2007

10.2*	First Amendment to Securities Purchase Agreement between KIG Investors II, LLC and the Company dated June 19, 2008

10.3*	Assignment of Amended Securities Purchase Agreement by KIG Investors II, LLC to Lionsridge Capital, LLC dated June 20, 2008

10.4*	Assignment of Amended Securities Purchase Agreement by KIG Investors II, LLC to Kevin R. Keating dated June 20, 2008

10.5*	Registration Rights Agreement between Kevin R. Keating and the Company dated June 23, 2008

10.6*	Registration Rights Agreement between Lionsridge Capital, LLC and the Company dated June 23, 2008

10.7*	Registration Rights Agreement between Garisch Financial, Inc. and the Company dated June 26, 2008

10.8*	Settlement and Release Agreement between Leon Leibovich and the Company dated November 14, 2007

10.9*	Revolving Loan Agreement between Keating Investments, LLC and the Company dated November 17, 2007

10.10*	Revolving Loan Agreement between Vero Management L.L.C. and the Company dated May 5, 2008

10.11*	Consulting Agreement between Garisch Financial, Inc. and the Company dated June 26, 2008

10.12*	Agreement between the Company and Vero Management, L.L.C., dated as of July 1, 2008

10.13****	Amendment to Agreement between the Company and Vero Management, L.L.C., dated as of July 1, 2009

10.14	Exclusive Option Agreement among Qiqihar Deli Enterprise Management Consulting Co., Ltd. and Zhang Li and Qiqihar Fuer Agronomy Inc.

10.15	Loan Agreement among Qiqihar Deli Enterprise Management Consulting Co., Ltd. and Zhang Li

10.16	Share Pledge Agreement among Qiqihar Deli Enterprise Management Consulting Co, Ltd., Zhang Li and Qiqihar Fuer Agronomy Inc.

10.17	Qiqihar Deli Enterprise Management Consulting Co., Ltd. and Qiqihar Fuer Agronomy Inc.

10.18	Registration Rights Agreement between Forex365, Inc. and Allied Merit International Investment, Inc.

99.1	Press Release announcing the Share Exchange Agreement and the related transactions

* Filed as an exhibit to the Company's Registration Statement on Form 10, as filed with the Securities and Exchange Commission on September 22, 2008 and incorporated herein by this reference.

** Filed as an exhibit to the Company's Form 8-K, as filed with the Securities and Exchange Commission on January 12, 2009 and incorporated herein by this reference.

*** Filed as an exhibit to the Company’s Form 10-K, as filed with the Securities and Exchange Commission on August 19, 2009.

****  Filed as an exhibit to the Company’s Form 10-Q, as filed with the Securities and Exchange Commission on October 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forex365, Inc.

Date: June 22, 2010	By:	/s// Zhang Li
Name: Zhang Li
Title: Chief Executive Officer

CHINA GOLDEN HOLDINGS, LTD. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements:

Consolidated Balance Sheets
As of March 31, 2010 (unaudited) and,
As of December 31, 2009 and 2008(audited)	F-3

Consolidated Statements of Income and Comprehensive Income
For the three months ended March 31, 2010 and 2009 (unaudited) and,
For the Years Ended December 31, 2009 and 2008 (audited)	F-4

Consolidated Statements of Changes in Members’ Equity
For the Three Month Ended March 31, 2010 (unaudited) and,
For the Years Ended December 31, 2009 and 2008(audited)	F-5

Consolidated Statements of Cash Flows
For the Three Month Ended March 31, 2010 and 2009 (unaudited) and,
For the Years Ended December 31, 2009 and 2008 (audited)	F-6

Notes to Consolidated Financial Statements	F-7 to F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
China Golden Holdings Ltd.

We have audited the accompanying consolidated balance sheets of China Golden Holding Ltd., (referred to as the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of income, stockholder’s equity, and cash flows for the years ended December 31, 2009 and 2008.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Golden Holding Ltd., as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Certified Public Accountants
New York, New York
June 21, 2010

CHINA GOLDEN HOLDING INC.
CONSOLIDATED BALANCE SHEET

	As of March 31,	As of December 31,
	2010	2009	2008
	(Unaudited)	(Audited)	(Audited)
ASSETS
Current Assets
Cash and Cash Equivalents	$9,768,705	$155,425	$2,772,020
Restricted cash	219,813	219,580	434,140
Trade receivables, net	6,367,834	2,066,430	413,626
Other receivables, net	145,439	383,817	35,380
Inventories	2,101,724	7,721,554	6,460,321
Advances to suppliers	460,150	2,670,374	-
Current Portion of prepaid leases	7,337
Total Current Assets	19,071,002	13,217,180	10,115,487
		-
Property, plant and equipment, net	2,729,463	2,739,385	2,921,828
Intangibles, net	176,014	181,909	61,337
Prepaid leases	29,347	-	-
Total Assets	$22,005,826	$16,138,474	$13,098,652

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Short term loans	$2,194,234	$2,193,881	$2,042,543
Accounts payable and accrued expenses	718,032	504,965	881,146
Advances from customers	36,608	303,669	316,933
Income tax payable	1,483,071	596,026	331,563
Total Liabilities	4,431,945	3,598,541	3,572,185

STOCKHOLDERS' EQUITY
Common stock; $1 par value; 50,000 authorized, 50,000 issued and outstanding	50,000	50,000	-
Additional paid in capital	4,509,453	4,509,453	4,509,453
Statutory reserves	1,112,119	1,112,119	797,844
Retained earnings	10,829,817	5,797,827	3,173,904
Accumulated other comprehensive	1,072,492	1,070,534	1,045,266
Total Stockholders' Equity	17,573,881	12,539,933	9,526,467
Total Liabilities and Stockholders' Equity	$22,005,826	$16,138,474	$13,098,652

The accompanying notes are an integral part of these statements.

CHINA GOLDEN HOLDINGS, LTD
CONSOLIDATED STATEMENTS OF OPERATIONS

	For Three Months Ended March 31,		For the Years Ended December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Sales	$15,307,410	$12,208,167	$16,168,421	$11,626,071
Cost of goods sold	8,990,729	7,102,111	9,469,206	6,865,447
Gross profit	6,316,681	5,106,056	6,699,215	4,760,624
Operating and administrative expenses:
Sales and marketing	123,055	59,519	1,345,927	1,119,204
General and administrative	285,041	178,454	1,342,509	832,641
Total operating expenses	408,096	237,973	2,688,436	1,951,845
Income from operations	5,908,585	4,868,083	4,010,779	2,808,779

Other income (expenses):
Interest income	1,766	5,222	20,713	16,090
Interest expense	(27,973)	(33,777)	(76,623)	(76,133)
Other income, net	-	-	(14,810)	(6,487)
Non operating Income (expenses)	36,571	(4,936	(7,009)	3,873
Other income (expenses), total	10,364	(33,491)	(77,729)	(62,658)
Income before income tax	5,918,949	4,834,592	3,933,050	2,746,121
Income tax expenses	886,959	1,208,648	994,852	692,744
Net income	5,031,990	3,625,944	2,938,198	2,053,378

Other comprehensive income:
Foreign currency translation adjustments	1,958	12,498	25,268	500,245
Comprehensive income	$5,033,948	$3,638,442	$2,963,466	$2,553,623

The accompanying notes are an integral part of these statements.

CHINA GOLDEN HOLDING, INC.
CONSOLIDATED STATEMENTS OF SHARESHOLDERS' EQUITY

	Common Stock		Additional			Accumulated Other
	Number of Shares	Amount	Paid In Capital	Statutory Reserves	Retained Earnings	Comprehensive Income	Total Equity
Balance as of January 1, 2008	-	$-	$4,509,453	$593,865	$1,324,505	$545,021	$6,972,844
Net income	-	-	-	-	2,053,378	-	2,053,378
Appropriation to statutory reserves	-	-	-	203,979	(203,979)	-	-
Foreign currency translation adjustments	-	-	-	-	-	500,245	500,245
Balance as of December 31, 2008	-	-	4,509,453	797,844	3,173,904	1,045,266	9,526,467

Net income	-	-	-	-	2,938,198	-	2,938,198
Appropriation to statutory reserves	-	-	-	314,275	(314,275)	-	-
Capital Contribution	50,000	50,000	-	-	-	-	50,000
Foreign currency translation adjustments	-	-	-	-	-	25,268	25,268
Balance as of December 31, 2009	50,000	50,000	4,509,453	1,112,119	5,797,827	1,070,534	12,539,933

Net income, (Unaudited)	-	-	-	-	5,031,990	-	5,031,990
Foreign currency translation adjustments (Unaudited)	-	-	-	-	-	1,958	1,958
Balance as of March 31, 2010, (Unaudited)	50,000	$50,000	$4,509,453	$1,112,119	$10,829,817	$1,072,492	$17,573,881

The accompanying notes are an integral part of these statements.

CHINA GOLDEN HOLDINGS, LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Three Months Ended March 31,		For the Years Ended December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Cash flow from operating activities:
Net income	$5,031,990	$3,625,944	$2,938,198	$2,053,378
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	51,636	54,272	213,260	215,956
Amortization	5,924	2,556	14,131	10,054
Loss from disposal of long term assets	-	4,878	4,882	12,523
Allowances for trade receivables	-	-	323,231	(16,607)
Changes in current assets and liabilities
Restricted cash	(198)	(181)	215,524	(290,950)
Trade receivables	(4,301,116)	(768,892)	(1,974,117)	830,333
Other receivables	238,443	(125,343)	(348,163)	(15,846)
Inventories	5,621,131	4,372,517	(1,244,500)	(1,049,935)
Prepaid leases	(36,684)	-	-	-
Advances to suppliers	2,210,676	(379,865)	(2,668,938)	65,356
Accounts payable and accrued expenses	212,988	499,089	(378,168)	(1,288,909)
Advances from customers	(267,114)	447,957	(14,131)	(681,617)
Income tax payables	886,959	916,077	263,497	(175,724)
Net cash provided by (used in) operating activities	$9,654,635	$8,649,009	$(2,655,294	$(331,988

Cash flow from investing activities:
Purchase of property plant and equipment	(41,274)	(1,157)	(28,828)	(111,129)
Proceeds from disposal of equipment	-	292	292	1,005)
Purchase of intangible assets	-	-	(134,486	-
Net cash used in investing activities	(41,274)	(865)	(163,022)	(110,124

Cash flow from financing activities:
Capital Contribution	-	-	50,000	-
Proceeds from short term loans	-	-	2,192,700	2,901,340
Repayment of short term loans	-	(511,203)	(2,046,520)	(1,924,651)
Net cash provided by (used in) financing activities	-	(511,203)	196,180	976,689

Currency translation adjustment	(81)	4,672	5,541	148,588
Net Increase (Decrease) in cash and cash equivalents	9,613,280	8,141,613	(2,616,595)	683,165
Cash and cash equivalents - beginning balance	155,425	2,772,020	2,772,020	2,088,855
Cash and cash equivalents - ending balance	$9,768,705	$10,913,633	$155,425	$2,772,020

Supplemental disclosure of cash flow information
Interest paid	$27,873	$33,765	$76,596	$24,853
Income taxes paid	886,959	1,208,648	994,852	692,744
	$914,832	$1,242,413	$807,951	$944,568

The accompanying notes are an integral part of these statements.

NOTE 1 – ORGANIZATION AND NATURE OF OPERATION

The consolidated financial statements include the financial statements of China Golden Holdings, Ltd. (“China Golden”), its subsidiaries, and variable interest entity (“VIE”), where China Golden Holdings, Ltd. is deemed the primary beneficiary. China Golden, its consolidated subsidiaries and VIEs are collectively referred to herein as the “Company”, “we” and “us”.

China Golden was incorporated in the British Virgin Island on November 30, 2009 as a limited liability company (a BVI company). The Company is engaged in the business of production and distribution of corn seeds, rice seeds, soybean seeds, humic fertilizer and plant additives. It’s wholly owned subsidiary, Qiqihar Deli Enterprise Management Consultancy Co., Ltd. (“Deli”) was incorporated in Heilongjiang, People’s Republic of China (“PRC”) on February 10, 2010 as a limited liability company. Other than the equity interest in Deli, China Golden does not own any assets or conduct any operations.

Qiqihar Fuer Agronomy Inc. (“Fuer”) was incorporated in the Heilongjiang Province, in the PRC on March 18, 2003. Fuer is a provider of corn seeds, rice seeds, soybean seeds, humic fertilizer and plant additives that distribute products through 1094 distributors to farmers located primarily in the PRC provinces of Heilongjiang, Jilin, Inner Mongolia and other provinces of PRC. Fuer breeds its proprietary seeds through farmers under contractual agreements. Fuer also sells to their customers of humic fertilizer, plant additives as well as pesticides, germicides and herbicides. Deli through a series of contractual arrangements has the ability to substantially influence the daily operations and financial affairs of Fuer, in addition to being able to appoint Fuer’s senior executives and approve all matters requiring stockholder approval. The structure of the contractual arrangements are such that Fuer is effectively a variable interest entities (“VIE’s”) of Deli. Accordingly, China Golden through its wholly-owned subsidiary Deli consolidates Fuer’s results of operation, assets and liabilities in their financial statements.. Hereafter, China Golden, Deli and Fuer are collectively referred to as the “Company” unless specific reference is made to an individual entity)

Name	Domicile and Date of Incorporation	Paid-in Capital		Percentage of Effective Ownership	Principal Activities
China Golden Holdings, Ltd.	November 30, 2009, British Virgin Island	USD	50,000	56.55% owned by Oriental Agriculture Co., Ltd, which beneficially owned by He Xiuhong. 43.45% owned by 16 entities and individuals	Investment Holding

Qiqihar Deli Enterprise Management Consultancy Co., Ltd.	February 10, 2010, PRC	USD	2,100,000	100% owned by China Golden Holdings, Ltd.	Advisory

Qiqihar Fuer Agronomy Inc.	March 18, 2003, PRC	RMB	35,100,000	100% owned by Zhang Li and Liu Yuhua	Production and distribution of seeds, fertilizers and distribution of pesticides, germicides and herbicides

On March 25, 2010, the Company entered into certain contractual agreements (the Contractual Agreements) with Fuer, which entitles Deli to receive all of the residual returns of Fuer. An Exclusive Business Cooperation Agreement provides full guarantee for the performance of such contracts, agreements or transactions entered into by Fuer. As a result of the agreement, Deli will absorb 100% of the expected losses and gains of Fuer, which results in Deli being the primary beneficiary of Fuer.

Chinese laws and regulations currently restrict foreign ownership in a seed producing company. The Company entered into the Contractual Agreements on March 25, 2010 in the anticipation that this will protect the Company’s shareholders from foreign ownership restrictions.

Based on these exclusive agreements, the Company consolidates the variable interest entity (“VIE”), Fuer, as required by generally accepted accounting principles in the United States (“US GAAP”), because the Company is the primary beneficiary of the VIE. The profits and losses of the Company are allocated based upon the Exclusive Business Cooperation Agreement

The followings are brief description of the Contractual Agreements entered between Deli and Fuer:

1.
Exclusive Business Cooperation Agreement. Pursuant to the exclusive business cooperation agreement between Deli and Fuer, Deli has the exclusive right to provide to Fuer general business operation services, including advice and strategic planning, as well as consulting services related to the technological research and development of the Fuer’s products (the “Services”). Under this agreement, Deli owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services. Fuer shall pay consulting service fees in Renminbi (“RMB”) to Deli that is equal to all of Fuer’s profits as defined in the Share Pledge Agreement. The Agreement is valid for 10 years. Termination or renewal of the agreement is determined by Deli and shall have binding force upon Fuer.

2.
Equity Pledge Agreement. Under the equity pledge agreement between Fuer’s shareholders and Deli, Fuer’s Shareholders pledged all of their equity interests in Fuer to Deli to guarantee Fuer’s performance of its obligations under the consulting services agreement. If Fuer or Fuer’s Shareholders breaches their respective contractual obligations, Deli, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Fuer’s Shareholders also agreed that upon occurrence of any event of default, Deli shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Fuer’s Shareholders to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that Deli may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. Fuer’s Shareholders agreed not to dispose of the pledged equity interests or take any actions that would undermine Deli’s interest. The equity pledge agreement will expire unless all payments due under the Exclusive Business Cooperation Agreement have been fulfilled.

3.
Option Agreement.  Under the option agreement between Fuer’s Shareholders and Deli, Fuer’s Shareholders irrevocably granted Deli or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Fuer for the cost of the initial contributions to the registered capital of Fuer or the minimum amount of consideration permitted by applicable PRC law. Deli or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement shall last for 10 years, and shall be renewed at Deli’s election, unless terminated in accordance with this agreement.

4.
Loan Agreement. Under the Loan Agreement, the shareholders of Fuer shall borrow RMB 10,000,000 from Deli, only for purpose of increasing the paid-in capital of Fuer. In addition, shareholders of Fuer agree to (1) enter into the aforementioned contractual agreements with Deli; (2) appoint directors as nominated by Deli; (3) keep the value of its assets. Also included in this agreement, unless consented by Deli, Fuer should not: (1) purchase and dispose of any assets; enter into any material agreements with any third party within its operating activities; (3) declare any dividends to its shareholders.

The accounts of Fuer are consolidated in the accompanying consolidated financial statements pursuant to Accounting Standards Codification Topic 810, “Consolidation” As a VIE, Fuer’s sales are included in the Company’s total sales, its income from operations is consolidated with the Company’s, and the Company’s net income includes all of Fuer’s net income. The Company does not have any non-controlling interest and accordingly, did not subtract any net income in calculating the net income attributable to the Company.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

Management acknowledges its responsibility for the preparation of the accompanying consolidated financial statements which reflect all adjustments, consisting of normal recurring adjustments, considered necessary in its opinion for a fair statement of its financial position and the results of its operations for the years presented. The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). This basis differs from that used in the statutory accounts in the PRC, which are prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All significant intercompany accounts and transactions have been eliminated in consolidation. All necessary adjustments have been made to present the consolidated financial statements in accordance with U.S. GAAP.  The Company’s functional currency is the Chinese Renminbi (“RMB”); however the accompanying consolidated financial statements have been translated and presented in United States Dollars (“USD”). All significant inter-company transactions and balances have been eliminated. The financial statements include all adjustments that, in the opinion of management, are necessary to make the financial statements not misleading.

(b)	Unaudited Financial Statements

The accompanying consolidated financial statements as of March 31, 2010 and for three months ended March 31, 2010 and 2009 are unaudited. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) have been made to present fairly the financial position, results of operations and cash flows for the periods presented. Certain information and footnote disclosure normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. However, The Company believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the year ended December 31, 2009 and 2008 financial statements. The results of operations for the three month period ended March 31, 2010 and 2009 are not necessarily indicative of the operating results to be expected for the full year ended December 31, 2010, or that have been achieved in the year ended December 31, 2009.

(c)	Principles of consolidation

Pursuant to US GAAP, Fuer is a VIE of the China Golden and the Company is the primary beneficiary of the VIE. Accordingly, Fuer have been consolidated in China Golden’s financial statements.

Based on various VIE agreements, the Company is able to excise control over the Fuer; and have the exclusive right to obtain full of the financial interests such as obtaining periodic income through Exclusive Business Cooperation Agreements and obtaining the net assets of Fuer through purchase of their equities at essentially no cost basis. The amount of noncontrolling interest of the original shareholders of Fuer holding shares of both Fuer for the Company is zero.

(d)	Use of estimates

The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates in 2009 and 2008 include the allowance for doubtful accounts and the useful life of property and equipment.

(e)	Foreign currency translation

The Company’ primarily operates in the PRC. The financial position and results of operations of the subsidiaries are determined using the local currency (“Renminbi” or “RMB”) as the functional currency.

Translation from RMB into United States dollars (“USD” or “$”) for reporting purposes is performed by translating the results of operations denominated in foreign currency at the weighted average rates of exchange during the reporting periods. Assets and liabilities denominated in foreign currencies at the balance sheet dates are translated at the market rate of exchange in effect at that date. The registered equity capital denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. All translation adjustments resulting from the translation of the financial statements into USD are reported as a component of accumulated other comprehensive income in shareholders’ equity. The exchange rates used in translation from RMB to USD amount was published by People’s Bank of the People’s Republic of China.

	March 31,		December 31,
	2010	2009	2009	2008
	(unaudited)	(unaudited)	(audited)	(audited)
Exchange Rate at Period End	US$1=RMB6.8361	US$1=RMB 6.8466	US$1=RMB6.8282	US$1=RMB6.8346

Average Exchange rate for the Period	US$1=RMB6.8360	US$1=RMB 6.8456	US$1=RMB6.8321	US$1=RMB6.9351

For the years ended December 31, 2009 and 2008, foreign currency translation adjustments of $25,268 and $500,245, respectively, have been reported as comprehensive (loss) or income in the consolidated statement of shareholders’ equity. For the three months ended March 31, 2010 and 2009, foreign currency translation adjustments of $1,959 and $12,498, respectively, have been reported as comprehensive income in the consolidated statement of shareholders’ equity.

(f)	Fair value of financial instruments

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 ”Fair Value Measurement and Disclosure ” for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, other receivable, accounts payable, other payable, and amounts due from related parties approximate their fair market value based on the short-term maturity of these instruments. As of March 31, 2010, the Company did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with the new accounting guidance.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

(g)	Cash and cash equivalents

For purposes of the combined statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company maintains cash and cash equivalents with various financial institutions in the PRC and balances are uninsured.

(h)	Concentrations of credit risk

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. Substantially all of the Company’s cash is maintained with state-owned banks within the PRC, and no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

(i)	Restricted Cash

Restricted cash are amounts held in a special bank account which are kept as guarantees to the short term debts, not covered by insurance. As of December 31, 2009 and 2008, balances of restricted cash were $219,580 and $434,140 respectively. As of March 31, 2010, the balance of restricted cash was $219,813.

(j)	Trade receivables

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. As of December 31, 2009 and 2008, the Company had an allowance for doubtful accounts of $331,867 and $8,441, respectively.  As of March 31, 2010, the Company had an allowance for doubtful accounts of $331,921.

(k)	Other receivable, net

Other receivables are travel and business advances to employees. The amounts advanced under such arrangements totaled $383,817 and $35,380 as of December 31, 2009 and 2008, respectively. As of March 31, 2010, total advances under such arrangement were $145,439

(l)	Inventories

Inventories, consisting of raw materials and finished goods acquired from third party vendors, are stated at the lower of cost, determined on a weighted average basis, or net realizable value. Costs of finished goods are composed of direct materials, direct labor and an attributable portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. The management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required. The Company has not recorded an inventory reserve at March 31, 2010, December 31, 2009 and December 31, 2008, respectively.

On certain occasions the Company ships product to their customers on consignment. These inventories are not recognized into revenue until such time as the customer approves of the goods and accepts them.

(m)	Advance to suppliers

Advances to suppliers represent the cash paid in advance for purchasing of inventory items from suppliers. The advance payments are meant to ensure preferential pricing and delivery. The amounts advanced under such arrangements totaled $2,670,375 and $0 as of December 31, 2009 and 2008, respectively. The amounts advanced under such arrangements totaled $460,150 as of March 31, 2010.

(n)	Property, plant and equipment

Property, plant and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Buildings	20 years
Operating equipment	5 -10 years
Office equipment	3 years
Vehicles	4 years

(o)	Land use right

Intangible assets include the land use rights. According to the laws of PRC, the government owns all the land in PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 50 years.

In accordance with US GAAP, the Company examines the possibility of decreases in the value of land use rights when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. The Company computes amortization using the straight-line method over the approved lives of the land use rights. No land use right was independently recognized and no amortization occurred for the years ended December 31, 2009 and 2008, and the three months ended March 31, 2010 and 2009.

(p)	Intangible assets

The Company states intangible assets at cost less accumulated amortization. The Company’s intangible assets as of December 31, 2009 and 2008 are only seed patents purchased from local or state universities or institutions of agriculture. The patents are amortized on straight line method over 10 years. The amortization expense for the years ended December 31, 2009 and 2008 amounted to $14,131 and $10,054, respectively. For the three months ended March 31, 2010 and 2009 amortization expenses amounted to $5,924 and $2,556, respectively.

(q)	Impairment of long-lived assets

The Company reviews, long-lived assets for impairment on an annual basis, or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charges for the years ended December 31, 2009 and 2008, and the three months ended March 31, 2010 and 2009.

(r)	Income taxes

The Company is governed by the Income Tax Law and associated legislations of the People’s Republic of China.  Income taxes are accounted for under Accounting Standard Codification Topic 740 (ASC 740), “Income Taxes”, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.  ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets is dependent upon future earnings, if any, of which the timing and amount are uncertain.

According to ASC 740, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

(s)	Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. The Company recognizes revenues from the sale of seeds, fertilizers, pesticides, germicides and herbicides upon shipment and transfer of title.

(t)	Advances from customers

Advances from customers represent prepayments by customers for the Company’s product during the peak season from November till July. The Company does not require advances during months other than the peak season, which is from November to July.

(u)	Shipping expense

Shipping costs are included in selling and marketing expenses and totaled $539,989 and $351,306 for the years ended December 31, 2009 and 2008, respectively, and was $29,475 and $10,375 for the three months ended March 31, 2010 and 2009, respectively.

(v)	Employee benefits

The Company’s operations and employees are all located in the PRC.  The Company makes mandatory contributions to the PRC government’s health, retirement benefit and unemployment funds in accordance with the relevant Chinese social security laws, which is approximately 25% of salaries. For the years ended December 31, 2009 and 2008, the costs of these payments are charged to general and administrative expenses in the same period as the related salary costs and amounted to $197,652 and $186,874, respectively. For the three months ended March 31, 2010 and 2009, the costs of these payments are charged to general and administrative expenses in the same period as the related salary costs and amounted to $56,614 and $47,198, respectively.

(w)	Advertising

Advertising is expensed as incurred and is included in selling and marketing expenses on the accompanying consolidated statement of operations. For the years ended December 31, 2009 and 2008, advertising expense amounted to $86,842 and $209,953, respectively. For the three months ended March 31, 2010 and 2009, advertising expense amounted to $28,771 and $387, respectively.

(x)	Accumulated other comprehensive income

Comprehensive income is comprised of net income and all changes to the statements of shareholders’ equity, except those due to investments by shareholders, changes in paid-in capital and distributions to shareholders. For the Company, comprehensive income for the years ended December 31, 2009 and 2008, and the three months ended March 31, 2010 and 2009 included net income and unrealized gains from foreign currency translation adjustments.

(y)	Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions are recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party.

(z)	Subsequent events

For purposes of determining whether a post-balance sheet event should be evaluated to determine whether it has an effect on the financial statements for the three month ended March 31, 2010, subsequent events were evaluated by the Company as of the date on which the consolidated financial statements at and for the three month ended March 31, 2010, were available to be issued on June 17, 2010.

(aa)	Recent adopted accounting pronouncements

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles (“GAAP”). All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.  Following the Codification, the Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification. The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. The Codification was effective for the third-quarter 2009 financial statements and the principal impact on the financial statements is limited to disclosures as all references to authoritative accounting literature have been referenced in accordance with the Codification.

In April 2009, the FASB issued ASC Topic 320-10-65, “Recognition and Presentation of Other-Than-Temporary Impairments”. This update provides guidance for allocation of charges for other-than-temporary impairments between earnings and other comprehensive income. It also revises subsequent accounting for other-than-temporary impairments and expands required disclosure. The update was effective for interim and annual periods ending after June 15, 2009. The adoption of ASC Topic 320-10-65 did not have a material impact on the results of operations and financial condition.

In April 2009, the FASB issued ASC Topic 320-10-65, “Interim Disclosures About Fair Value of Financial Instruments”. This update requires fair value disclosures for financial instruments that are not currently reflected on the balance sheet at fair value on a quarterly basis and is effective for interim periods ending after June 15, 2009.  The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable.  At December 31, 2009 and 2008, the carrying value of the Companies financial instruments approximated fair value, due to their short term nature.

In May 2009, the FASB issued (ASC Topic 855), “Subsequent Events” (ASC Topic 855). This guidance is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. It is effective for interim and annual reporting periods ending after June 15, 2009.  The adoption of this guidance did not have a material impact on the consolidated financial statements.

In June 2009, the FASB issued ASC Topic 810-10, “Amendments to FASB Interpretation No. 46(R)”. This updated guidance requires a qualitative approach to identifying a controlling financial interest in a variable interest entity (VIE), and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. It is effective for annual reporting periods beginning after November 15, 2009. The adoption of ASC Topic 810-10 didn’t have a material impact on the Company’s results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, “Multiple-Deliverable Revenue Arrangements.” This ASU establishes the accounting and reporting guidance for arrangements including multiple revenue-generating activities. This ASU provides amendments to the criteria for separating deliverables, measuring and allocating arrangement consideration to one or more units of accounting. The amendments in this ASU also establish a selling price hierarchy for determining the selling price of a deliverable. Significantly enhanced disclosures are also required to provide information about a vendor’s multiple-deliverable revenue arrangements, including information about the nature and terms, significant deliverables, and its performance within arrangements. The amendments also require providing information about the significant judgments made and changes to those judgments and about how the application of the relative selling-price method affects the timing or amount of revenue recognition. The amendments in this ASU are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010. Early application is permitted. The Company is currently evaluating this new ASU.

In October 2009, the FASB issued ASU No. 2009-14, “Certain Revenue Arrangements That Include Software Elements.” This ASU changes the accounting model for revenue arrangements that include both tangible products and software elements that are “essential to the functionality,” and scopes these products out of current software revenue guidance. The new guidance will include factors to help companies determine what software elements are considered “essential to the functionality.” The amendments will now subject software-enabled products to other revenue guidance and disclosure requirements, such as guidance surrounding revenue arrangements with multiple-deliverables. The amendments in this ASU are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010. Early application is permitted. The Company is currently evaluating this new ASU.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 3 – TRADE RECEIVABLES

At December 31, 2009 and 2008, and March 31, 2010 accounts receivable consisted of the following:

	March 31,	December 31,
	2010	2009	2008
	(Unaudited)	Audited	Audited
Trade receivables	$6,699,754	$2,398,297	$422,067
Less: Allowance for receivables	(331,921)	(331,867)	(8,441)
	$6,367,833	$2,066,430	$413,626

NOTE 4 – INVENTORIES

At December 31, 2009 and 2008, and March 31, 2010, the inventories consisted of the following:

	March 31,	December 31,
	2010	2009	2008
	(Unaudited)	Audited	Audited
Raw materials	$780,647	$2,903,920	$2,068,663
Finished goods	1,168,981	4,817,634	4,391,658
Consigned Goods	152,096	-	-
	$2,101,724	$7,721,554	$6,460,321

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

At March 31, 2010 and December 31, 2009 and 2008, the following are the details of the property and equipment:

	March 31,	December 31,
	2010	2009	2008
	(Unaudited)	Audited	Audited
Property and Plant	$2,713,984	$2,713,547	$2,706,817
Operation Equipment	613,597	605,576	598,235
Office Equipment	59,374	54,684	62,912
Vehicle	127,622	98,938	81,952
	3,514,577	3,472,745	3,449,916
Accumulated Depreciation	(785,114)	(733,360)	(528,088)
Total	$2,729,463	$2,739,385	$2,921,828

Accumulated depreciation as of December 31, 2009 and 2008 was 733,360 and 528,087, respectively. Depreciation expense for the years ended December 31, 2009 and 2008 was $213,260 and $215,956, respectively. Loss from disposal of assets was $4,882 and $12,523 as of December 31, 2009 and 2008, respectively.

Accumulated depreciation as of March 31, 2010 and 2009 was $785,114 and $573,627, respectively. Depreciation expense for the three months ended March 31, 2010 and 2009 was $51,636 and $54,272, respectively. Loss from disposal of assets was nil and $4,878 for the three months ended March 31, 2010 and 2009, respectively.

NOTE 6 – INTANGIBLE ASSETS, NET

The Company's intangible assets are purchased intellectual property on seed varieties. At December 31, 2009 and 2008, the balances of net intangible assets were $181,909 and $61,337, respectively. Amortization expense for the years ended December 31, 2009 and 2008 was $14,131 and $10,054 respectively. At March 31, 2010, the balance of net intangible assets was $176,014. Amortization expense for the three months ended March 31, 2010 and 2009 was $5,924 and $2,556, respectively.

Expected future amortizations for intangible assets are as follows:

2010	$23,694
2011	23,694
2012	23,694
2013	22,963
2014	19,306
Thereafter	68,558
$181,909

NOTE 7 – SHORT-TERM LOANS

Short-term loans included in the consolidated balance sheets as of March 31, 2010, December 31, 2009 and 2008 were:

	March 31,	December 31,
	2010	2009	2008
	(Unaudited)

5.31% loan payable to Agriculture Development Bank of China for one year term, maturing on November 5, 2010, collateralized with buildings.	$2,194,234	$2,193,881	$-
6.66% loan payable to Agriculture Development Bank of China for one year term, matured on Aug 25, 2009, collateralized with buildings.	-	-	1,606,314
6.66% loan payable to Agriculture Development Bank of China for one year term, matured on Aug 25, 2009, collateralized with buildings.	-	-	436,229
	$2,194,234	$2,193,881	$2,042,543

NOTE 8 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expense comprised of account payables, salary payables, welfare payables and due to related parties. At March 31, 2010 and December 31, 2009 and 2008, details of accounts payables and accrued expenses were:

	March 31,	December 31,
	2010	2009	2008
	(Unaudited)	Audited	Audited
Accounts payable	$611,884	$494,927	$880,445
Welfare payable	56,613	-	-
Other payable	39,496	-	-
Due to related parties	10,039	10,038	701
	$718,032	$504,965	$881,146

NOTE 9 – RELATED PARTY TRANSACTIONS

Due to related parties included in accounts payable is payable to Qingdao Fuer Agronomy Biochemical Co., Ltd, a company that provides pesticides, germicides, and herbicides to customers across China, which is controlled by Mr. Zhang Li, General Manager of Deli and the largest share holder of Fuer. The due to related parties as of December 31, 2009 and 2008 was of $10,038 and $701, respectively, and was $10,039 for the three months ended March 31, 2010.

NOTE 10 – INCOME TAXES

The Company is governed by the Income Tax Law of the People’s Republic of China, according to which enterprise income tax are paid within one month after each calendar quarter. Balances of income tax payables as of the end of each reporting period are the income tax expense that occurred for the preceding quarter ended on the balance sheet dates. The Company has no deferred tax asset, deferred tax liability, and loss carryforward as of December 31, 2009 and 2008 as of March 31, 2010.

Under the Income Tax Laws of PRC, since January 2008, Chinese companies are generally subject to an income tax at an effective rate of 25%, on income reported in the statutory financial statements after appropriate tax adjustments.

In January, 2010, the Company was certified as national high tech enterprise. As a result, the Company will enjoy favorite enterprise income tax rate of 15% for 3 years, start from beginning of 2010.

The table below summarizes the differences between the PRC statutory federal rate and the Company’s effective tax rate and as follows for the years ended December 31, 2009 and 2008 and the three months ended March 31, 2010:

	For the three months ended March 31,		For the years ended December 31,
	2010	2009	2009	2008
	Unaudited	Unaudited	Audited	Audited
China statutory rates	15%	25%	25%	25%
Non-deductible items	-	-	0.3%	0.3%
Total provision for income taxes	15%	25%	25.3%	25.3%

NOTE 11 – STATUTORY RESERVES

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital or members’ equity. Appropriations to the statutory public welfare fund are at a minimum of 5% of the after tax net income determined in accordance with PRC GAAP. Commencing on January 1, 2006, the new PRC regulations waived the requirement for appropriating retained earnings to the statutory public welfare fund. Fuer elected not to made discretionary surplus reserves since its establishment. For the years ended December 31, 2009 and 2008, appropriations to statutory reserves were $314,275 and $203,979, respectively. The Company made no appropriation to the reserves during the three months ended March 31, 2010 and 2009.

NOTE 12 – COMMITMENTS

The Company has launched the Company’s Chain Store program in March, 2010, including conversion of distributors into franchise store operators, and establishment of the Company’s own stores. As of March, 31,2010, the Company has established 5 direct store, and 43 franchise stores.

The Company entered into 5 lease agreements in March, 2010 for establishment of its wholly owned stores, including 4 agreements for one year and 1 agreement for 2 year. Rentals were prepaid at commencement of the leasing period. The Company has paid refundable security deposits of $439 for 2 stores. No such deposits were required under the other 3 lease agreements. Commitment of rental for the year ended December 31, 2010 and 2011 are be $16,969 and $2,926, respectively.

On March 30, 2010, the Company entered into an agreement to lease farm land of 23.06 acres from local farmers for 5 years starting from March 30, 2010. Subject to the agreement, 5 year future rent totaling $975,043 is required upon the commencement of the lease, 2010. A total of $36,684 was paid as of March 31, 2010 and is accounted for as prepaid lease. Additional prepayments totaling $438,359 was paid in April, 2010.

NOTE 13 – SUBSEQUENT EVENTS

On April 2, 2010, the Company entered into an agreement to rent land of 247.1 acres for 20 years, and prepaid $402,276 under this agreement. No additional rental payment would be required in future.

On June 16, 2010, Forex365, Inc., (“Forex365”) a company incorporated in Nevada, entered into a Share Exchange Agreement (the “Exchange Agreement”) with China Golden. Pursuant to the terms of the Exchange Agreement, the shareholders of China Golden transferred to the Forex365 all of the China Golden Shares in exchange for the issuance of 11,550,392 shares (the “Shares”) of Forex365 common stock (the “Share Exchange”). As a result of the Share Exchange, China Golden became a wholly-owned subsidiary of Forex365 and the shareholders of China Golden acquired approximately 96.47% of our issued and outstanding stock of Forex365.

The effect of the Share Exchange is such that effectively a reorganization of the entities has occurred for accounting purposes and is deemed to be a reverse acquisition. Subsequent to the Share Exchange the financial statements presented are those of a combined China Golden and its subsidiaries, including their VIE, as if the Share Exchange had been in effect retroactively for all periods presented. As previously noted the “Company” for financial statement purposes was the consolidation of China Golden, Deli and Fuer. Subsequent to the Share Exchange the “Company” is referred to as the consolidation of China Golden, Deli, Fuer and Forex365, with Forex365 as the legal acquirer in Share Exchange, and subsequent to the Share Exchange the parent company of the consolidated entity.

On June 17, 2010, Forex365 Inc. has entered into a securities purchase agreement (the “Purchase Agreement”) with a certain investor (the “Investor”) for the sale of an aggregate of 1,018,868 common shares (the “Investor Shares”), and warrants to purchase 873,315 common shares of the Company, for aggregate proceeds equal to $2,500,000 (the “Offering”). The Offering was closed on June 17, 2010 (the “Closing Date”). The warrants are exercisable at $2.58 per share, have a three year life, and have a cashless exercise feature. In connection with the Offering, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investor, in which the Company agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale the Investor Shares and the shares underlying the warrants, within 60 calendar days of the Closing Date of the Offering and to have the Registration Statement become effective within 150 days of the Closing Date of the Offering.

On June 9, 2010 Forex365, Inc. approved a 1 for 64 reverse stock split prior to the Share Exchange. The reverse split does not result in any modification of the rights of stockholders, and have no effect on the stockholders' equity in the Corporation except for a transfer from stated capital to additional paid-in capital. The Company effected the amendments in connection with the consummation of the transactions contemplated by that certain Share Exchange Agreement pursuant to which the Registrant acquired all of the issued and outstanding shares of stock of China Golden Holdings, Ltd.

FOREX365, INC. AND CHINA GOLDEN HOLDINGS, LTD.
PRO FORMA CONSOLIDATED FINANCIAL STATEMNTS

CONTENTS

Pro Forma Consolidated Financial Statements:

Pro Forma Consolidated Balance Sheet
As of March 31, 2010 (unaudited)	F-2

Pro Forma Consolidated Statements of Operations for the Three Months Ended March 31, 2010	F-3

Pro Forma Consolidated Statements of Operations for the Year Ended December 31, 2009	F-4

Notes to Pro Forma Consolidated Financial Statements	F-5

F-1

FOREX365 INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2010

	China Golden Holdings Ltd.	Forex365 Inc.	Pro Forma Adjustments		Pro Forma Combined Total
ASSETS
Current Assets
Cash and Cash Equivalents	$9,768,705	$2,505	$2,500,000	(b)	$9,771,210
Restricted cash	219,813	-	-		219,813
Trade receivables, net	6,367,834	-	-		6,367,834
Other receivables, net	145,439	-	-		145,439
Inventories	2,101,724	-	-		2,101,724
Advances to suppliers	460,150	-	-		460,150
Current Portion of Prepaid Leases	7,337				7,337
Total Current Assets	19,071,002	2,505	2,500,000		19,073,507

Property, plant and equipment, net	2,729,463	-	-		2,729,463
Intangibles, net	176,014	-	-		176,014
Prepaid leases	29,347	-	-		29,347
Total Assets	$22,005,826	2,505	2,500,000		22,008,331
			-
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Short term loans	$2,194,234	-	-		2,194,234
Accounts payable and accrued expenses	718,032	66,374	-		784,406
Advances from customers	36,608	-	-		36,608
Income tax payable	1,483,071	-	-		1,483,071
Total Liabilities	4,431,945	66,374			4,498,319

STOCKHOLDERS' EQUITY
Preferred stock of Forex365 Inc.; $0.001 par value, 10,000,000 authorized and -0- issued and outstanding	-	-	-		-
Common stock of Forex365 Inc. $0.001 par value, 200,000,000 authorized, 388,740 issued and outstanding	-	389	12,569	(a,b,c)	12,958
Common stock of China Golden Holdings, Ltd.; $1 par value, 50,000 authorized, 30,000 issued and outstanding	50,000	-	(50,000	)(c)	-
Additional paid in capital	4,509,453	1,915,784	557,389	(a,b,c)	6,982,626
Statutory reserves	1,112,119				1,112,119
Retained earnings	10,829,817	(1,980,042)	1,980,042	(c)	10,829,817
Accumulated other comprehensive	1,072,492	-	-		1,072,492
Total Stockholders' Equity	17,573,881	(63,869)	2,500,000		20,010,012
Total Liabilities and Stockholders' Equity	$22,005,826	2,505	2,500,000		24,508,331

The accompanying notes are integral parts of the pro forma consolidated financial statements.

F-2

FOREX365 INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2010

	China Golden Holdings Ltd.	Forex365 Inc.	Pro Forma Adjustments		Pro Forma Combined Total

Sales	$15,307,410	-	-		$15,307,410
Cost of goods sold	8,990,729	-	-		8,990,729
Gross profit	6,316,681	-	-		6,316,681

Operating and administrative expenses:
Sales and marketing	$(123,054)	-	-		(123,054)
General and administrative	(285,041)	(7,931)	-		(292,972)
Total operating expenses	(408,096)	(7,931)	-		(416,027)

Income from operations	5,908,585	(7,931)	-		5,900,654

Other income (expenses):
Interest income	1,766	-	-		1,766
Interest expense	(27,973)	(227)	-		(28,200)
Other income, net	-		-		-
Non operating Income (expenses)	36,571	-	-		36,571
Other income (expenses), total	10,364	(8,158)	-		10,137

Income before income tax	5,918,949	-	-		5,910,791
Income tax expenses	886,959	-	-		886,959
Net income	$5,031,990	(8,158)	-		$5,023,832

Other comprehensive income:
Foreign currency translation adjustments	1,958	-	-		1,958
Comprehensive income	$5,033,948	(8,158)	-		$5,025,790

Net income per common share:
Basic		$(0.02)			$0.39
Diluted		$(0.02)			$0.39

Weighted average number of shares outstanding
Basic		388,740 *	12,569,260	(d)	12,958,000
Diluted		388,740 *	12,569,260	(d)	12,958,000

* - Effective for 1 for 64 reverse stock split effective as of June 9, 2010.

F-3

FOREX365 INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2010

	China Golden Holdings Ltd.	Forex365 Inc.	Pro Forma Adjustments		Pro Forma Combined Total

Sales	$16,168,421	$-	$-		$16,168,421
Cost of goods sold	9,469,206	-	-		9,469,206
Gross profit	6,699,215	-	-		6,699,215

Operating and administrative expenses:
Sales and marketing	1,345,927	-	-		1,345,927
General and administrative	1,342,509	33,563	-		1,376,072
Total operating expenses	2,688,436	33,563	-		2,721,999

Income from operations	4,010,779	(33,563)	-		3,977,216

Other income (expenses):
Interest income	20,713	-	-		20,713
Interest expense	(76,623)	(393)	-		(77,016)
Other income, net	(14,810)		-		(14,810)
Non operating Income (expenses)	(7,009)	-	-		(7,009)
Other income (expenses), total	(77,729)	(393)	-		(78,122)

Income before income tax	3,933,050	(33,956)	-		3,899,094
Income tax expenses	(994,852)	-	-		(994,852)
Net income	$2,938,198	$(33,956)	$-		$2,904,242

Other comprehensive income:
Foreign currency translation adjustments	25,268	-	-		25,268
Comprehensive income	$2,963,466	$(33,956)	$-		$2,929,510

Net income per common share:
Basic		$(0.09)			0.23
Diluted		$(0.09)			0.23

Weighted average number of shares outstanding
Basic		388,740 *	12,569,260	(d)	12,958,000
Diluted		388,740 *	12,569,260	(d)	12,958,000

* - Effective for 1 for 64 reverse stock split effective as of June 9, 2010.

F-4

FOOTNOTES TO PRO FORMA FINANCIAL STATEMENTS

Description of Pro Forma Adjustments	Dr	Cr

a - Stock Issuance in reverse merger
Additional paid in capital	$11,550
Common shares		$11,550

b -Stock issued in purchase agreement
Cash	$2,500,000
Common shares		$1,019
Additional paid in capital		$2,498,981

c - To eliminate retained deficit of Forex365, Inc. and Common stock of China Golden Holdings, Ltd
Additional paid in capital	$1,930,042
Retained Deficit		$1,980,042
Common shares - China Golden	$50,000

d - To give effect to 11,550,392 common shares issued with Exchange Agreement and 1,018,868 common shares sold with Purchase Agreement

The unaudited pro forma consolidated financial information for the three months ended March 31, 2010 and for the year ended December 31, 2009 has been derived from China Golden’s unaudited financial statements as of and for the three month ended March 31, 2010. This unaudited pro forma combined financial information should be read in conjunction with China Golden’s unaudited and audited financial statements and notes related to those consolidated financial statements included elsewhere in this Form 8-K.

The pro forma adjustments are based on the best information available and assumptions that management believes are reasonable given the information available; however, such adjustments are subject to change based upon the costs incurred in connections with the Share Exchange Agreement and related transactions and any other material information. The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the Company’s financial position would have been had the transactions contemplated by the Share Exchange Agreement and related transactions occurred on March 31, 2010.

On June 16, 2010, Forex365, Inc., (“Forex365”) a company incorporated in Nevada, entered into a Share Exchange Agreement (the “Exchange Agreement”) with China Golden Holding, Ltd., (“China Golden”) a British Virgin Island company. Pursuant to the terms of the Exchange Agreement, the shareholders of China Golden transferred to the Forex365 all of the China Golden Shares in exchange for the issuance of 11,550,392 shares (the “Shares”) of Forex365 common stock (the “Share Exchange”). As a result of the Share Exchange, China Golden became a wholly-owned subsidiary of Forex365 and the shareholders of China Golden acquired approximately 96.47% of our issued and outstanding stock of Forex365.

The effect of the Share Exchange is such that effectively a reorganization of the entities has occurred for accounting purposes and is deemed to be a reverse acquisition. Subsequent to the Share Exchange the financial statements presented are those of a combined China Golden and its subsidiaries, as if the Share Exchange had been in effect retroactively for all periods presented. China Golden operates through their wholly owned subsidiary, Qiqihar Deli Enterprise Management Consultancy Co., Ltd. (“Deli”) a company incorporated in Heilongjiang, People’s Republic of China (“PRC”) on February 10, 2010 as a limited liability company. Other than the equity interest in Deli, China Golden does not own any assets or conduct any operations.

Qiqihar Fuer Agronomy Inc. (“Fuer”) was incorporated in the Heilongjiang Province, in the PRC on March 18, 2003. Fuer is a provider of corn seeds, rice seeds, soybean seeds, humic fertilizer and plant additives that distribute products through 1094 distributors to farmers located primarily in the PRC provinces of Heilongjiang, Jilin, Inner Mongolia and other provinces of PRC. Fuer breeds its proprietary seeds through farmers under contractual agreements. Fuer also sells to their customers of humic fertilizer, plant additives as well as pesticides, germicides and herbicides. Deli through a series of contractual arrangements has the ability to substantially influence the daily operations and financial affairs of Fuer, in addition to being able to appoint Fuer’s senior executives and approve all matters requiring stockholder approval. The structure of the contractual arrangements are such that Fuer is effectively a variable interest entities (“VIE’s”) of Deli. Accordingly, China Golden through its wholly-owned subsidiary Deli consolidates Fuer’s results of operation, assets and liabilities in their financial statements.. Hereafter, China Golden, Deli and Fuer are collectively referred to as the “Company” unless specific reference is made to an individual entity)

On June 17, 2010, Forex365 Inc. entered into a securities purchase agreement (the “Purchase Agreement”) with a certain investor (the “Investor”) for the sale of an aggregate of 1,018,868 common shares (the “Investor Shares”), and warrants to purchase 873,315 common shares of the Company, for aggregate proceeds equal to $2,500,000 (the “Offering”). The Offering was closed on June 17, 2010 (the “Closing Date”). The warrants are exercisable at $2.58 per share, have a three year life, and have a cashless exercise feature. In connection with the Offering, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investor, in which The Company agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale the Investor Shares and the shares underlying the warrants, within 60 calendar days of the Closing Date of the Offering and to have the Registration Statement become effective within 150 days of the Closing Date of the Offering.

On June 9, 2010 Forex365, Inc. approved a 1 for 64 reverse stock split prior to the Share Exchange. The reverse split does not result in any modification of the rights of stockholders, and have no effect on the stockholders' equity in the Corporation except for a transfer from stated capital to additional paid in capital. The Company effected the amendments in connection with the consummation of the transactions contemplated by that certain Share Exchange Agreement pursuant to which the Registrant acquired all of the issued and outstanding shares of stock of China Golden Holdings, Ltd.

F-5